Filed Pursuant to Rule 424(b)(3)
Registration No. 333-209010

Prospectus Supplement No. 2

(to Prospectus dated February 8, 2016)

10,348,794 Shares

COMMON STOCK

This prospectus supplement is being filed pursuant to the undertakings in the Registration Statement on Form S-1 (File No. 333-209010) (as amended, the “Registration Statement”) to update and supplement the information contained in the Registration Statement to include the information contained in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Annual Report”) that was filed with the Securities and Exchange Commission on March 18, 2016.

The prospectus dated February 8, 2016 which forms a part of the Registration Statement (the “Prospectus”) and this prospectus supplement relate to the offer and sale by the selling stockholders identified in the Prospectus of up to 2,500,000 shares of our common stock sold to the selling stockholders in a private placement completed on December 16, 2015 and 7,848,794 shares of our common stock issuable upon the exercise of warrants to purchase our common stock, which warrants were issued to the selling stockholders in connection with a private placement completed on December 23, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PN.” On March 16, 2016, the last sale price of our common stock as reported on the NYSE was $6.14 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company reporting requirements for the Prospectus and in future reports. See “Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 4 of the Prospectus and page 15 of the Annual Report.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 24, 2016

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement. Information furnished under Item 2.02 or Item 7.01 of our current reports on Forms 8-K and 8-K/A is not incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below.

➢	our annual report on Form 10-K for the year ended December 31, 2015;

➢	our current reports on Forms 8-K and 8-K/A filed with the SEC on January 26, 2016, January 28, 2016, February 8, 2016 and March 7, 2016;

➢	the financial statements of the Patriot Care Management Business (“PCM”) for the year ended December 31, 2013, contained in our Registration Statement on Form S-1/A, filed with the SEC on January 14, 2015; and

➢	the financial statements of Global HR Research LLC (“Global HR”) as of and for the year ended December 31, 2014, contained in our current report on Form 8-K filed with the SEC on August 24, 2015.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida 33301

(954) 670-2900

Attention: Christopher A. Pesch

cpesch@patnat.com

Copies of certain information filed by us with the SEC, including our annual report and quarterly reports, are also available on our website at ir.patnat.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

EXPERTS

The combined financial statements and schedule of Patriot National, Inc. as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, incorporated by reference in this prospectus supplement and in the registration statement have been so incorporated by reference in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Patriot Care Holdings, Inc. (f/k/a MCRS Holdings, Inc.), our subsidiary operating PCM, for the year ended December 31, 2013 incorporated by reference in this prospectus supplement and the related registration statement have been so incorporated by reference in reliance on the report of Mayer Hoffman McCann P.C., independent auditors, also incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Global HR as of and for the year ended December 31, 2014 incorporated by reference in this prospectus supplement and the related registration statement have been so incorporated by reference in reliance on the report of Goldstein Schechter Koch, P.A., an independent registered public accounting firm, also incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

10,348,794 Shares

COMMON STOCK

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 2,500,000 shares of our common stock sold to the selling stockholders in a private placement completed on December 16, 2015 and 7,848,794 shares of our common stock issuable upon the exercise of warrants to purchase our common stock, which warrants were issued to the selling stockholders in connection with a private placement completed on December 23, 2015.

We are not selling any shares of our common stock and we will not receive any proceeds from the sale of the shares by the selling stockholders. Upon the exercise of the warrants, however, we will receive the exercise price of the warrants, as described in “Private Placement of Common Stock and Warrants.” Such proceeds from the exercise of warrants will be used to purchase a number of shares of our common stock owned by Steven M. Mariano, the President and Chief Executive Officer of the company, equal to 100% of the shares to be issued in connection with the exercise by the selling stockholders of the warrants, resulting in no dilutive effect for our existing shareholders. We have agreed to pay certain registration expenses, other than underwriting discounts and commissions.

The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, broker-dealers or agents on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PN.” On February 5, 2016, the last sale price of our common stock as reported on the NYSE was $6.66 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and in future reports. See “Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

February 8, 2016

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus that we may authorize to be distributed to you. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. Neither we nor the selling stockholders take responsibility for, nor can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of the prospectus applicable to that jurisdiction.

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GLOSSARY

Unless otherwise specified or the context requires otherwise, in this prospectus, references to “Patriot National,” “our company,” “we,” “us” or “our” refer to Patriot National, Inc. and its direct and indirect subsidiaries, and all share and per share information have been adjusted to reflect a 15-to-1 split of our capital stock that was effected on January 15, 2015.

Unless otherwise specified or the context requires otherwise, the following terms used in this prospectus have the meanings ascribed to them below:

•	references to the “Acquisitions” refer to both the GUI Acquisition and Patriot Care Management Acquisition together;

•	references to the “Global HR Acquisition” refer to our acquisition, effective August 21, 2015, of Global HR Research LLC;

•	references to “Guarantee Insurance” refer to Guarantee Insurance Company, and references to “Guarantee Insurance Group” refer to Guarantee Insurance Group, Inc. (f/k/a Patriot National Insurance Group, Inc.), the parent company of Guarantee Insurance, entities that are both controlled by Steven M. Mariano, our founder, Chairman, President and Chief Executive Officer;

•	references to the “GUI Acquisition” refer to our acquisition, effective August 6, 2014, of contracts to provide marketing, underwriting and policyholder services and related assets and liabilities from a subsidiary of Guarantee Insurance Group;

•	references to the “Patriot Care Management Acquisition” refer to our acquisition, effective August 6, 2014, of a business that provides nurse case management and bill review services (the “Patriot Care Management Business”);

•	references to “reference premiums written” refer to the aggregate premiums, grossed up for large deductible credits, written by or for our insurance carrier partners in respect of the policies we produce and service on their behalf;

•	references to the “Reorganization” refer to Patriot National’s incorporation in Delaware in November 2013 as a holding company and the consolidation of various entities operating our business that had been under the common control of Mr. Mariano, and the separation of our insurance services business from the insurance operations of Guarantee Insurance; and

•	references to our “senior secured credit facility” refer to the credit agreement, dated as of January 22, 2015, by and among the company, BMO Harris Bank N.A., as administrative agent and the other lenders party thereto.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the consolidated and combined financial statements and the notes thereto and other documents incorporated by reference in this prospectus before making an investment decision.

Overview

We are an independent national provider of comprehensive technology-enabled outsourcing solutions that help insurance carriers, employers and other clients mitigate risk, comply with complex regulations and save time and money. We offer a full suite of end-to-end insurance related and specialty services that allow our clients to improve efficiencies and reduce expenses through our value-added processes. The core of our value proposition includes the benefit of a “one-stop” solution with our broad array of offered services, scalable, state-of-the-art technology and solutions to complex business and regulatory processes. Our goal is to be the preferred provider of mandatory employer services such as risk management services, health and welfare services, employee onboarding and compliance services.

We principally offer two types of services: front-end services, such as brokerage, underwriting and policyholder services, and back-end services, such as claims adjudication and administration. We provide our services either on an individual basis, as bundles of two or more services tailored to a client’s specific needs or on a turnkey basis where we provide a comprehensive set of front-end and back-end services to a client. We also offer specialty services currently including technology outsourcing and other IT services, as well as employment pre-screening and background checks. As a service company, we do not assume any underwriting or insurance risk. Our revenue is primarily fee-based, most of which is contractually committed or highly recurring.

Corporate Information

We were incorporated under the name “Old Guard Risk Services, Inc.” under the laws of Delaware on November 15, 2013. On September 10, 2014, we changed our name to Patriot National, Inc.

Our principal executive offices are located at 401 East Las Olas Boulevard, Suite 1650, Fort Lauderdale, Florida 33301, and our telephone number at that location is (954) 670-2900. Our website address is www.patnat.com. Neither our website nor any information contained on our website is part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced disclosure and reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies that are not emerging growth companies.

As an emerging growth company, we intend to take advantage of the following provisions of the JOBS Act:

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting;

•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements;

•	less extensive disclosure requirements about our executive compensation arrangements; and

•	no requirement for shareholder non-binding advisory vote on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of (i) the end of the fiscal year following the fifth anniversary of our initial public offering, (ii) the last day of the fiscal year in which our annual gross revenues exceed $1.0 billion, (iii) the last day of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. For as long as we take advantage of the reduced disclosure obligations, the information that we provide stockholders may be different than information provided by other public companies.

The JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period, and, as a result, our financial statements may not be comparable to those of companies that comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not emerging growth companies.

THE OFFERING

Common stock offered by the selling stockholders	10,348,794 shares, including 7,848,794 shares issuable upon exercise of the warrants held by the selling stockholders.

Common stock outstanding	28,127,284 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering. See “Use of Proceeds.”

Dividend policy	We do not currently anticipate paying any dividends on our common stock. Any future determinations relating to our dividend policies will be made at the discretion of our board of directors and will depend on various factors, including any restrictions on dividends contained in the senior secured credit facility. See “Dividend Policy.”

Risk factors	Investing in our common stock involves risks. You should read carefully the “Risk Factors” section of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

NYSE ticker symbol	“PN”

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

•	is based on 28,127,284 shares of common stock outstanding as of December 31, 2015 (including 554,215 outstanding restricted shares of common stock subject to time- or performance-based vesting requirements granted as of December 31, 2015 under the Patriot National, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”);

•	does not reflect the shares of our common stock issuable upon exercise of the Series A warrants or the Series B warrants held by the selling stockholders; and

•	does not reflect (i) 171,450 outstanding restricted stock units to acquire shares of our common stock, with a weighted average remaining contractual life of 2.5 years and (ii) outstanding stock options to acquire 1,204,709 shares of common stock, with a weighted average exercise price of $14.47 per share, all granted as of December 31, 2015 under the 2014 Plan and (iii) an additional 583,942 shares of common stock available for future issuance under our 2014 Plan.

RISK FACTORS

An investment in our common stock involves significant risks. Before making a decision to purchase our common stock, you should carefully consider these risks, together with the other information contained in this prospectus. Many factors, including the risks described below, could result in a significant or material adverse effect on our business, financial condition and results of operations. If this were to happen, the price of our shares could decline significantly and you could lose all or part of your investment.

Risks Related to Our Business

Because we have a limited operating history as a stand-alone, combined company and business, our historical and pro forma financial condition and results of operations are not necessarily representative of the results we would have achieved as a stand-alone, combined, publicly-traded company and may not be a reliable indicator of our future results.

The activities comprising our business were historically conducted through various entities under common control with, or as part of the operations of, Guarantee Insurance and its other affiliates, and our business has only recently been consolidated under Patriot National and separated from the insurance risk taking operations of Guarantee Insurance Group. In addition, we have only completed the GUI Acquisition and the Patriot Care Management Acquisition in August 2014. As a result, our history as a stand-alone entity is limited. Our historical financial condition and results of operations incorporated by reference into this prospectus may not reflect what our business, financial condition, results of operations and cash flows would have been had we been a stand-alone, combined, publicly-traded company during the periods presented or what our business, financial condition, results of operations and cash flows will be in the future when we are such a company. As a result, you have limited information on which to evaluate our business. This is primarily because:

•	Most of our operations were separated from Guarantee Insurance and consolidated under Patriot National, Inc. in the Reorganization in November 2013, and on August 6, 2014 we acquired through the GUI Acquisition contracts to provide marketing, underwriting and policyholder services and through the Patriot Care Management Acquisition a business that provides nurse case management and bill review services.

•	Since our initial public offering in January 2015, our capital structure and sources of liquidity have changed significantly from our historical capital structure and sources of liquidity prior to the initial public offering presented in our historical consolidated and combined financial statements prior to 2015.

•	We have incurred and may continue to incur increased costs and other significant changes have occurred and may continue to occur in our cost structure, management, financing, tax status and business operations as a result of our operating as a stand-alone, combined, publicly-traded company.

Our limited operating history as a stand-alone, combined company and business may make it difficult to evaluate our current business and predict our future performance. Any assessment of our profitability or prediction about our future success or viability is subject to significant uncertainty as we may not be able to successfully implement the changes necessary to operate as a stand-alone, combined, publicly-traded company, and we may need to incur more costs, including additional legal, accounting, compliance and other expenses not reflected in our historical results, than anticipated. See “Risks Related to Our Business and Industry—We have incurred, and will continue to incur, increased costs, and are subject to additional regulations and requirements as a result of being a public company, which could lower our profits or make it more difficult to run our business.”

Our business may be materially adversely impacted by general economic and labor market conditions.

We derive our revenue from the provision of services to the workers’ compensation insurance industry. Given the concentration of our business activities in this industry, we may be particularly exposed to certain economic downturns or other events that impact the labor market. Because a significant portion of the fees that we receive are based on a percentage of the reference premiums written for policies we produce and service, premium levels directly impact our revenues. Premium level growth is dependent in part upon payroll growth, which, in turn, is affected by underlying economic and labor market conditions. A poor economic environment and labor market could result in decreases in demand for our workers’ compensation insurance services as employers hire fewer workers, reduce wages or limit wage increases or curtail operations due to challenging market conditions. General business and economic conditions that could affect us, our carrier partners and our other clients include fluctuations in debt and equity capital markets, the availability and cost of credit, and investor and consumer confidence. In addition to the adverse effects caused by a weak labor market on demand for workers’ compensation insurance and related services, our carrier partners may experience increased losses in weak economic conditions because, among other things, it is more difficult to return injured workers to work when employers are otherwise reducing payrolls. This could cause them to reduce their business levels, which would in turn reduce the level of services we provide for them. In addition, some of our clients may cease offering workers’ compensation products, or cease operations completely, in the event of a prolonged deterioration in the economy, or be acquired by other companies. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

The workers’ compensation insurance industry is cyclical in nature, which may affect our overall financial performance.

Historically, the workers’ compensation insurance market has witnessed cyclical periods of price competition and excess underwriting capacity (known as a “soft market”), followed by periods of high premium rates and shortages of underwriting capacity (known as a “hard market”). Because this cyclicality is due in large part to general economic factors and other events beyond our control, we cannot predict with certainty the timing or duration of changes in the market cycle.

In 2012 and 2013, the workers’ compensation insurance market underwent a modest “hardening” across many lines and geographic areas. In this environment, premium rates increased at a moderate pace across these fiscal years, our clients could still obtain coverage for their workers’ compensation insurance needs and there was adequate capacity in the market. Because a significant portion of the fees that we receive are based on a percentage of the reference premiums written for policies we service, increases in premium rates resulted in corresponding increases in our revenues during this period. It is not clear whether this firming is sustainable given the continued uncertainty of the current economic environment.

As a provider of services to the workers’ compensation insurance market, our business is likely to be impacted by this cyclical market pattern, although it is difficult to predict, overall, the exact nature and extent of such impact. For example, in a soft market, our agency and other service fees that are based on a percentage of reference premiums written could decline, although demand for our cost containment and other services could increase as insurers seek to decrease expenses and additional insurers enter the market, which increases our potential client base. In a hard market, our service fees that are based on a percentage of reference premiums written could increase, although we could experience less demand for cost containment services. Moreover, in a hard market, insurance companies typically become more selective in the workers’ compensation risks they underwrite and insurance premiums increase. This often results in a reduction in industry-wide claims volumes, which could reduce demand for our claims administration, cost containment and other related services. If we are unable to accurately predict or react to any such market conditions, or if severe or unusual market conditions impact us in an unforeseen manner, our business, financial condition and results of operations could be adversely impacted.

In addition, there have been and may continue to be various trends in the insurance industry toward alternative insurance markets including, among other things, greater recourse to self-insurance, reinsurance captive entities, risk retention groups and non-insurance capital markets-based solutions to traditional insurance. While historically we have been able to participate in reinsurance captive entities solutions on behalf of our clients and obtain fee revenue for such services, there can be no assurance that we will continue to do so or that we will adequately adapt to new trends in this area, or that any potential increase in revenues from such activities would compensate for losses in our other primary businesses.

We may be more vulnerable to negative developments in the workers’ compensation insurance industry than companies that provide outsourced services for more diversified lines of insurance.

Although we have recently started to provide services for other lines of insurance, as well as non-insurance services, most of our revenues are derived from providing outsourcing services within the workers’ compensation marketplace for insurance companies and other clients. As a result, negative developments in the economic, competitive or regulatory conditions affecting the workers’ compensation insurance industry could have a greater adverse effect on our business, financial condition and results of operations than on more diversified companies that provide more outsourced services for other lines of insurance and other services.

If workers’ compensation claims decline, in frequency or severity, our results of operations and financial condition may be adversely affected.

The frequency of workers’ compensation claims has been declining over the past few decades, but the severity of claims, in terms of both indemnity payment costs and medical costs, has generally increased. If, as a result of market conditions, regulatory changes or other factors, claims frequency declines more than anticipated, or if claims severity declines, our business could be adversely impacted. In addition, a prolonged economic downturn could lead to fewer workers on a national level and could lead to fewer work-related injuries. Technological innovations and changes in the character of the U.S. labor market over time could also lead to fewer work-related injuries and thus fewer workers’ compensation claims.

In addition, the impact of changes in the healthcare industry, as a result of the Patient Protection and Affordable Care Act (the “PPACA”) or otherwise, is uncertain, but could include impacts on frequency (for example, by increasing healthcare insurance coverage or the prevalence of preventative treatment) and severity (by impacting the medical costs associated with claims) of workers’ compensation claims.

If declines in the frequency or the severity of workers’ compensation claims occur and persist in states where we conduct significant business, it could result in lower premium rates, which would reduce the fees that we generate as a percentage of reference premiums written, and lower claims management costs for insurers and employers, which could reduce demand for our claims administration, cost containment and other services. Any of the foregoing could have a material adverse impact on our business, financial condition and results of operations.

Our total fee income and fee income from related party are currently substantially dependent on our relationships with Guarantee Insurance and a small number of other insurance carrier clients.

A substantial portion of our total fee income and fee income from related party is generated by providing brokerage and policyholder and claims administration services to Guarantee Insurance. A portion of the fees that we receive from Guarantee Insurance pursuant to our agreements are for Guarantee Insurance’s account (which we recognize as “fee income from related party”) and a portion of the fees are for the account of reinsurance captive entities to which Guarantee Insurance has ceded a portion of its written risk (which we recognize as “fee income”). See “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Principal Components of Financial Statements—Revenue” in our annual report on Form 10-K for the year ended December 31, 2014 and “Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Principal Components of Financial Statements—Revenue” in our quarterly report on Form 10-Q for the quarter ended September 30, 2015, each such report as incorporated by reference in this prospectus. As a result, a substantial portion of fee income we recognize from non-related parties is nevertheless derived from our relationship with Guarantee Insurance. For the nine months ended September 30, 2015, we recognized an aggregate of $107.2 million in fee income and fee income from related party derived from our contracts and relationships with Guarantee Insurance, and our fee income from related party was $68.9 million. For the year ended December 31, 2014, we recognized an aggregate of $73.1 million in total fee income and fee income from related party derived from our contracts and relationships with Guarantee Insurance, and our fee income from related party was $46.9 million. Our fee income and fee income from related party derived from our contracts and relationships with Guarantee Insurance and our fee income from related party constituted 72% and 46%, respectively, of our total fee income and fee income from related party for the nine months ended September 30, 2015, and 71% and 46%, respectively, of our total fee income and fee income from related party for the year ended December 31, 2014.

To a lesser but still significant extent, a substantial portion of our total fee income and fee income from related party is generated from our relationship with Zurich Insurance Group Ltd. (“Zurich”). Fee income for services provided to Zurich constituted 8%, 18% and 39%, respectively, of our total fee income and fee income from related party for the nine months ended September 30, 2015 and the years ended December 31, 2014 and 2013.

Although we intend to expand our relationships with additional carrier partners and our service offerings to third-party clients in the future, we expect that in the near-term a significant portion of our revenues will continue to be derived through our relationships with Guarantee Insurance, Zurich and Scottsdale Insurance Company (“Scottsdale”). As such, we will continue to be significantly impacted by the overall business levels of these carrier partners. While we have a limited ability to affect their business levels through the services we provide, their business levels are largely impacted by many factors outside of our control. For example, the general effects of economic and labor market conditions on business levels, a variety of market or regulatory factors can impact our carrier partners’ decisions regarding the markets they enter, the products they offer and the industries they target. In addition, their business levels will depend on their ability to attract and retain policyholders, which can be impacted by their competitiveness in terms of financial strength, ratings, reputation, pricing, product offerings (including alternative market offerings) and other factors that independent retail agencies and policyholders consider attractive. A reduction in the business levels of our carrier partners would result in a reduction of the services we provide to them and the amount of revenues we generate from such services, which, assuming we have not expanded our relationships with additional carrier partners or other clients, could represent a significant portion of our revenues.

Further, if the premium rates assessed by our carrier partners decreased, we would experience a corresponding decrease in the revenues that we derive from these carrier partners because a significant portion of the fee revenue we receive from providing services to them is based on a percentage of reference premiums written for the policies that we produce and service. We do not have any ability to control such rates, and in certain states premium rates are established by regulation. Further, our insurance carrier clients may in the future seek to reduce the service fees paid to us.

Our carrier partners also have the ability to terminate their agreements with us under certain circumstances, as described in more detail under “Item 1. Business—Clients” in our annual report on Form 10-K for the year ended December 31, 2014. In addition, some of our clients may cease offering workers’ compensation products, or cease operations completely. For example, in March 2012 we were forced to terminate our program administrator agreement with Ullico, one of our insurance carrier clients, and to commence a process to wind-down our program under this agreement. The basis for termination, pursuant to the agreement, was the sudden and substantial deterioration of Ullico’s financial position and results of operations. Subsequent to the termination of the agreement with Ullico, Ullico continued to remit portions of the total fee income receivable to us, and we believed it was more likely than not that all remaining outstanding balances due from Ullico would be paid to us based on the sufficiency of Ullico’s cash and invested assets through and as of December 31, 2012. On March 11, 2013, the Delaware Insurance Commissioner commenced rehabilitation proceedings against Ullico and, subsequently on May 30, 2013, Ullico was liquidated. Based on these developments, we determined in 2013 that it was probable that the remaining outstanding balances due from Ullico were impaired and a provision was established for 100% of these balances due.

In the event our carrier partners terminate their agreements with us, our clients cease offering workers’ compensation products, our clients cease operations completely, or under certain other circumstances, we could experience a significant decrease in revenue. Under such circumstances, we would attempt to replace that relationship and transition the business to another carrier partner. However, there can be no assurance that we would be able to do so successfully or at all.

Further, we are subject to counterparty credit risk due to our dependence on a small number of insurance carrier clients. Although we monitor our exposure to counterparty credit risk, if any of these clients ceases doing business or fails to perform its obligations under our contracts with them, our business, financial position and results of operations would be materially adversely affected.

For more information about Guarantee Insurance, Zurich and Scottsdale, and the terms of our relationships with them, see “Item 1. Business—Clients” and “Item 13. Certain Relationships and Related Party Transactions and Director Independence—Relationship and Transactions with Guarantee Insurance Group and Guarantee Insurance” in our annual report on Form 10-K for the year ended December 31, 2014.

Our relationship with Guarantee Insurance may create conflicts of interest, and we cannot be certain that all our transactions with Guarantee Insurance will be conducted on the same terms as those available from unaffiliated third parties.

As of December 31, 2015, Mr. Mariano, our founder, Chairman, President and Chief Executive Officer, beneficially owned 51.2% of the outstanding shares of our common stock and substantially all of the outstanding equity of Guarantee Insurance Group, the parent company of Guarantee Insurance. As such, we cannot assure you all of our transactions with Guarantee Insurance will be on the same terms as those available with unaffiliated third parties or that the affiliation will not otherwise impact our actions in a manner that is adverse to us or our stockholders. Although most of our operations were separated from Guarantee Insurance and consolidated under Patriot National, Inc. in the Reorganization in November 2013, a substantial portion of our revenues is generated through our relationship with Guarantee Insurance. Our fee income and fee income from related party derived from our contracts and relationships with Guarantee Insurance and our fee income from related party constituted 72% and 46%, respectively, of our total fee income and fee income from related party for the nine months ended September 30, 2015, and 71% and 46%, respectively, of our total fee income and fee income from related party for the year ended December 31, 2014. Furthermore, on August 6, 2014, we acquired, through the Acquisitions, contracts to provide marketing, underwriting and policyholder services and our Patriot Care Management Business from entities controlled by Mr. Mariano; concurrently, we also entered into a new agreement with Guarantee Insurance to provide all such services that GUI had provided to Guarantee Insurance, its parent, prior to the GUI Acquisition.

Although Mr. Mariano is no longer a board member or officer of Guarantee Insurance Group or Guarantee Insurance, and we have implemented a related party transaction policy in connection with our initial public offering, because of his ownership position in Guarantee Insurance Group, Mr. Mariano’s interests in our dealings with Guarantee Insurance may not align with our other stockholders. See “Item 13. Certain Relationships and Related Party Transactions and Director Independence” in our annual report on Form 10-K for the year ended December 31, 2014.

We have acquired 16 insurance and other services firms in a short period of time, and there are risks associated with such acquisitions, which could adversely affect our growth and results of operations.

We have recently acquired 16 insurance and other services firms in a short period of time. We believe that similar acquisition activity will be important to maintaining comparable growth in the future. Failure to successfully identify and complete acquisitions would likely result in slower growth. Even if we are able to identify appropriate acquisition targets, we may not be able to execute transactions on favorable terms or integrate targets in a manner that allows us to fully realize the anticipated benefits from these acquisitions. Our ability to finance and integrate acquisitions may also suffer if we expand the number or size of our acquisitions.

Post-acquisition risks include those relating to retention of personnel, retention of clients, entry into unfamiliar markets or lines of business, assumption of unexpected or unknown contingencies or liabilities, risks relating to ensuring compliance with licensing and regulatory requirements, tax and accounting issues, distractions to management and personnel from our existing business and integration difficulties relating to accounting, information technology, human resources, or organizational culture and fit, some or all of which could have an adverse effect on our results of operations and growth. Post-acquisition deterioration of targets could also result in lower or negative earnings contribution and/or goodwill impairment charges.

We have limited experience in acquiring other companies and businesses, and we may have difficulty integrating the operations of companies or businesses that we may acquire and may incur substantial costs in connection therewith.

A significant component of our growth strategy is the acquisition of other insurance and other services operations. Our experience acquiring companies has been relatively limited to date. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. From time to time, we may engage in discussions regarding potential acquisitions. The costs and benefits of future acquisitions are uncertain. Any of these transactions could be material to our business, financial condition and results of operations. In addition, the process of integrating the operations of an acquired company may create unforeseen operating difficulties and expenditures. The key areas where we may face risks and uncertainties include:

•	the need to implement or remediate controls, procedures and policies appropriate for a public company at companies that, prior to the acquisition, lacked these controls, procedures and policies;

•	disruption of ongoing business, diversion of resources and of management time and focus from operating our business to acquisitions and integration challenges;

•	our ability to achieve anticipated benefits of acquisitions by successfully marketing the service offerings of acquired businesses to our existing partners and clients, or by successfully marketing our existing service offerings to clients and partners of acquired businesses;

•	the negative impact of acquisitions on our results of operations as a result of large one-time charges, substantial debt or liabilities acquired or incurred, amortization or write down of amounts related to deferred compensation, goodwill and other intangible assets, or adverse tax consequences, substantial depreciation or deferred compensation charges;

•	the need to ensure that we comply with all regulatory requirements in connection with and following the completion of acquisitions;

•	the possibility of acquiring unknown or unanticipated contingencies or liabilities;

•	retaining employees and clients and otherwise preserving the value of the assets of the businesses we acquire; and

•	the need to integrate each acquired business’s accounting, information technology, human resource and other administrative systems to permit effective management.

Due to the fragmented nature of the workers’ compensation insurance services industry, it may be difficult to identify appropriate acquisition targets. Even if we identify appropriate targets, we may be unable to acquire businesses on terms that we consider acceptable due to a variety of factors, including competition from other strategic buyers or financial buyers. Furthermore, in order to achieve the growth we seek, we may acquire numerous smaller market participants, which could require significant attention from management and increase risks, costs and uncertainties associated with integration.

If we fail to grow our business organically we may be unable to execute our business plan or adequately address competitive challenges.

As part of our growth strategy, we intend to diversify our business by entering into relationships with additional insurance carrier and other clients. As a result, we are subject to certain growth-related risks, including the risk that we will be unable to retain personnel or acquire other resources necessary to service such growth adequately. While we have recently engaged in relationships with additional insurance carrier and other clients, we cannot be certain that these relationships will be successful in generating revenue or that we will be successful in establishing relationships with other potential insurance carrier and other clients that we identify in the future. In addition, the integration and management of new client relationships may divert management time and focus from operating our current businesses, and the development of the technology and other infrastructure necessary to service or facilitate new relationships could require substantial effort and expense.

If we cannot sustain our relationships with independent retail agencies, we may be unable to operate profitably.

We market and sell the insurance products of our carrier partners primarily through direct contracts with over 3,000 independent, non-exclusive retail agencies, some of which account for a large portion of our revenues. Other insurance companies and insurance service companies compete with us for the services and allegiance of these agencies. These agencies may choose to direct business to our competitors, or may direct less desirable business to us. Our business relationships with these agencies are generally governed by our standard form agreements with them that typically provide that the agreement may be terminated on 30 days’ notice by either party without cause.

As a result, our continued profitability depends, in part, on the marketing efforts of our independent agencies and on our ability to offer workers’ compensation insurance products through our carrier partners that meet the requirements and preferences of our independent retail agencies and their clients. A significant decrease in business from, or the entire loss of, our largest agencies or several of our other large agencies would have a material adverse effect on our business, financial condition and results of operations.

Changes in the healthcare industry could adversely impact our performance.

Our Patriot Care Management Business acquired in 2014 provides healthcare cost containment services in connection with workers’ compensation claims, including bill review and telephonic nurse case management, and through our recently acquired subsidiary CWI, we provide benefits administration for clients with self-funded health and welfare plans nationwide. As a result of the PPACA and other regulatory and industry initiatives, the healthcare industry has been evolving rapidly in recent years and is expected to continue to do so. Substantially all of the key provisions of the PPACA are now effective. While federal agencies have published interim and final regulations with respect to certain requirements, many issues remain uncertain. It is difficult to predict the impact of the PPACA on our business due to the law’s complexity, the political environment, the continuing development of implementing regulations and interpretive guidance, legal challenges and possible future legislative changes. We are unable to predict how these events will develop and what impact they will have on the PPACA, and in turn, on our business including, but not limited to, our relationships with current and future clients, as well as our products, services, processes and technology.

It is possible that such changes in the healthcare industry could result in reduced demand for, or effectiveness of, our healthcare cost containment services. For example, if the PPACA is successful in increasing healthcare coverage, improving wellness and/or slowing the growth rate of, or even reducing healthcare costs, it could decrease the frequency and severity of workers’ compensation claims. Alternatively, if an increase in the availability of healthcare insurance coverage resulted in demand for healthcare services outpacing available supply, it could make it more difficult for us to contain healthcare costs. In addition, healthcare providers have become more active in their efforts to minimize the use of certain cost containment techniques by insurers and are engaging in litigation to avoid application of certain cost containment practices. Recent litigation between healthcare providers and insurers has challenged certain insurers’ claims adjudication and reimbursement decisions. Although these lawsuits do not directly involve us or any services we provide, these cases may affect the use by insurers of certain cost containment services that we provide and may result in a decrease in revenue from our cost containment business. If we are unable to adapt to healthcare market changes with our existing services or by developing and providing new services, our business would be adversely affected.

Further, the PPACA provides various incentives that affect demand for our services. For example, under the PPACA’s employer shared responsibility, or “play or pay,” provisions, employers with 50 or more full-time equivalent employees must offer health insurance to certain of their employees and their dependent children, and if coverage meeting certain minimum requirements is not offered the employer may face non-deductible tax penalties. Although employers retain the choice between fully underwritten and self-insured health insurance plans to comply with these requirements, the PPACA creates significant mandate and cost differences between fully underwritten and self-insured plans by exempting self-insured plans from certain requirements that can result in increased costs for fully underwritten plans, such as single risk pool standards and medical loss ratio mandates. Accordingly, these provisions encourage demand for the administration services we offer for self-insured plans. Any changes to the PPACA and its implementing regulations and guidance, including as a result of legal and legislative challenges, that lower the requirements for employers to provide health insurance or that make self-insured plans less attractive could result in reduced demand for our healthcare administration services, and our business could be adversely affected as a result.

Our geographic concentration ties our performance to business, economic and regulatory conditions in certain states, and unfavorable conditions in these states could have a significant adverse impact on our business, financial condition and results of operations.

As of September 30, 2015, a majority of our reference premiums written is concentrated in Florida, California, New Jersey, Georgia, New York and Pennsylvania, with Florida and California being the largest contributors.

Our workers’ compensation insurance service operations could be particularly adversely affected by an economic downturn in one or more of these states. In addition to the various other factors that could impact the economic and labor market conditions in these states, conditions could be affected by local or regional events, including natural disasters, such as hurricanes or earthquakes, or other catastrophic events that disrupt the local economy and cause businesses to cease operations or decrease payroll, thus reducing demand for workers’ compensation insurance.

We could also be adversely affected by any material change in law, regulation or any court decision affecting the workers’ compensation insurance industry generally in these states. For example, in Florida and New Jersey where a significant portion of the policies that we service are written, insurance regulators establish the premium rates charged by our carrier partners. If insurance regulators in these states decrease premium rates or prevent them from increasing, it would directly adversely impact our fees that are based on a percentage of reference premiums written. In addition, if regulators set rates below those that our carrier partners require to maintain profitability, our carrier partners may be less willing to write policies in those states or attempt to negotiate lower fees from us, which would adversely impact the revenues we generate through our relationships with our carrier partners.

Any of the foregoing events could have a material adverse effect on our business, financial condition and results of operations.

We are subject to extensive regulation and supervision and our failure to comply with such regulation or adapt to new regulatory and legislative initiatives may adversely impact our business.

We are subject to extensive regulation by the insurance regulatory agencies of the states in which we are licensed and, to a lesser extent, federal regulation. For example, approximately half of the states in the United States have enacted laws that require licensing of businesses which provide medical review services such as ours. Some of these laws apply to medical review of care covered by workers’ compensation. These laws typically establish minimum standards for qualifications of personnel, confidentiality, internal quality control and dispute resolution procedures. We are also subject to state insurance fraud provisions, as well as federal fraud-and-abuse, anti-kickback and false claims statutes. Such laws, regulation and supervision could reduce our profitability or growth by increasing compliance costs or by restricting the products or services we may sell, the markets we may enter, the methods by which we may sell products and services, the prices we may charge for our services and the form of compensation we may accept from our carrier partners and other clients. Failure to comply with these laws and regulation may result in the suspension or revocation of licenses, censures, redress to clients and fines.

Licensing laws and regulations vary from state to state, but in general many of the services that we provide require licensing. For example, our policyholder services and claims administration activities generally require licensing at the state level. In all states, the applicable licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally such authorities are vested with relatively broad and general discretion as to the granting, renewing and revoking of licenses and approvals. Licenses may be denied or revoked for various reasons, including the violation of regulations and conviction of crimes. Possible sanctions which may be imposed by regulatory authorities include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to clients and fines.

Further, state insurance regulators and the National Association of Insurance Commissioners (“NAIC”) continually re-examine existing laws and regulations, and such re-examination may result in the enactment of insurance-related laws and regulations, or the issuance of interpretations thereof, that adversely affect our business. In some instances, we follow practices based on interpretations of laws and regulations generally followed by the industry, which may prove to be different from the interpretations of regulatory authorities.

In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational changes that could result in lost revenues or higher costs or hinder our ability to operate our business. For example, we offer reinsurance captive entity design and management services, and expect to be able to continue offering such services. The NAIC has established a subgroup to study the use of reinsurance captive entities and special purpose vehicles to transfer insurance risk in relation to existing state laws and regulations. Any action by federal, state or other regulators that adversely affects our ability to offer services in relation to reinsurance captive entities, either retroactively or prospectively, could have an adverse effect on our business, financial condition and results of operations.

Additionally, the method by which insurance brokers are compensated has received substantial scrutiny in the past decade because of the potential for conflicts of interest. Adverse regulatory developments regarding the forms of compensation we can receive (for example, contingent commissions), could adversely affect our business, financial condition and results of operations.

In addition to compliance challenges posed by the regulatory environment in which we operate, regulatory changes could also affect the fundamentals of our business if they reduced demand for our services. For example, any change to workers’ compensation laws or regulations that reduced demand for workers’ compensation insurance or resulted in fewer or less severe workers’ compensation claims could adversely impact our business and prospects.

Our carrier partners, as insurance companies, are also heavily regulated by the states in which they operate, as well as by the federal government for participation in government-sponsored programs such as Medicare and Medicaid. They are subject to regulations regarding, among other things, solvency, capital levels, loss reserves, investments, pricing, and affiliate transactions. Although we are not subject to regulation as an insurance company, pursuant to our agreements with our insurance carrier clients, we assume liability for compliance with all applicable laws, regulations and regulatory bulletins regarding the reporting of policy data for our clients. We are liable for payments or reimbursements in connection with any fines or penalties imposed on our clients arising out of services we perform for them under the agreements, and we would be required participate fully with our clients in any action plan or other corrective measures required by any regulatory agency or body, which could be costly and divert management’s attention. In addition, we could also be indirectly impacted by regulatory changes that affect our carrier partners if they cause them to terminate or alter their relationships with us.

Our carrier partners can also be impacted by federal legislation. For example, the Terrorism Risk Insurance Act (“TRIA”), which provides a federal backstop insurance program for acts of terrorism, is scheduled to expire at the end of 2020. Because workers’ compensation carriers are not able to exclude acts of terrorism from the coverage they offer, if the TRIA is not extended beyond 2020, its expiration could lead to reduced capacity of private insurers if they are unable to sufficiently increase premium rates or are otherwise unwilling to take on the additional risk. Should the TRIA expire and our carrier partners decrease their business levels in certain markets where we provide services for them, it could decrease the revenues we generate in those markets. We are unable to predict whether the TRIA will be extended beyond 2020 or whether any such extension would include changes to the TRIA that would negatively impact our carrier partners.

In addition, we are required to comply with federal and state laws governing the collection, use, transmission, security and privacy of personal and business information that we may obtain or have access to in connection with the provision of our services. For example, in providing our healthcare services we are required to comply with the Health Insurance Portability and Accountability Act (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), which sets forth health information security breach notification requirements and increased penalties for violation of HIPAA, and our pre-employment screening services are subject to laws such as the Fair Credit Reporting Act and various state laws governing when an applicant’s criminal history may be considered in making hiring decisions. These laws continue to develop, the number of jurisdictions adopting such laws continues to increase, and these laws may be inconsistent from jurisdiction to jurisdiction. The future enactment of more restrictive privacy and data protection laws, rules or regulations could have a materially adverse impact on us through increased costs or restrictions on our businesses. In addition, despite the measures that we have in place to ensure compliance with these privacy and data protection laws, these laws may be interpreted and applied in a manner that is inconsistent with our practices, and our facilities and systems, and those of our insurance carrier clients and other clients, are vulnerable to security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Enforcement actions for violation of the applicable privacy and data protection laws against us could be costly and could interrupt regular operations, which may adversely affect our business. While we have not received any notices of any such violation and believe we are in compliance with such laws, there can be no assurance that we will not receive such notices in the future.

We are unable to predict what additional government initiatives, if any, affecting our business may be promulgated in the future. Proposals for healthcare legislative reforms are regularly considered at the federal and state levels. To the extent that such proposals affect workers’ compensation, such proposals may adversely affect our business, financial condition and results of operations. Our business may be adversely affected by failure to comply with existing laws and regulations, failure to obtain necessary licenses and government approvals or failure to adapt to new or modified regulatory requirements. See “Item 1. Business—Regulation” in our annual report on Form 10-K for the year ended December 31, 2014.

Our goodwill and intangible assets could become impaired, which could lead to material non-cash charges against earnings.

As of September 30, 2015, we had approximately $119.4 million of goodwill and approximately $78.9 million of net intangible assets (the latter, net of $8.3 million of accumulated amortization and generating a deferred tax liability of approximately $12.3 million) recorded, which represents, in the aggregate, 68% of our total assets. This goodwill and intangible assets are primarily associated with the Acquisitions. We assess potential impairment on our goodwill and intangible asset balances, including client lists, on an annual basis, or more frequently if there is any indication that the asset may be impaired. Any impairment of goodwill or intangible assets resulting from this periodic assessment would result in a non-cash charge against current earnings, which could lead to a material impact on our results of operations, statements of financial position, and earnings per share. Any decline in future revenues, cash flows or growth rates as a result of further adverse changes in the economic environment, the failure of any acquired business to perform in accordance with our expectations or an adverse change resulting from new governmental regulations or other factors could lead to an impairment of goodwill or intangible assets.

Our substantial indebtedness could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry and our ability to pay our debts and could expose us to interest rate risk to the extent of our variable debt and divert our cash flow from operations to make debt payments.

We have a significant amount of indebtedness. As of September 30, 2015, our total indebtedness was approximately $121.5 million. The credit agreement governing our senior secured credit facility contains restrictive covenants that limit our ability and the ability of our subsidiaries to, among other things:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under our credit facility or if there is another default under our credit facility;

•	incur additional indebtedness, including the issuance of guarantees;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

•	enter into a new line of business.

In addition, all obligations under the senior secured credit facility are guaranteed by all of our existing and future subsidiaries other than foreign subsidiaries and secured by a first-priority perfected security interest in substantially all of our and our subsidiaries’ tangible and intangible assets, whether now owned or hereafter acquired, including a pledge of 100% of the stock of each guarantor.

Further, our substantial indebtedness may require us to dedicate a significant portion of our cash flow from operations toward debt service, reducing the availability of funds for other purposes, and make us vulnerable to interest rate increases because all of our indebtedness under our senior secured credit facility bears interest at a variable rate.

Our credit facility further requires us to maintain specified financial ratios and satisfy financial covenants. These financial ratios and covenants could include requirements that we maintain a maximum total leverage ratio and a minimum fixed charge coverage ratio.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions or obtain additional financing. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends to you if we determine to do so in the future, to finance our future operations or capital requirements, to make acquisitions or to pursue business opportunities. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Senior Secured Credit Facility” in our annual report on Form 10-K for the year ended December 31, 2014.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on many factors, some of which are not within our control.

Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. To a certain extent, this is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to restructure or refinance all or a portion of our debt, sell material assets or operations or raise additional debt or equity capital. We may not be able to effect any of these actions on a timely basis, on commercially reasonable terms or at all, and these actions may not be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt arrangements may restrict us from effecting any of these alternatives. Our failure to make the required interest and principal payments on our indebtedness would result in an event of default under the agreement governing such indebtedness, which may result in the acceleration of some or all of our outstanding indebtedness.

Despite our current level of indebtedness, we may be able to incur substantially more debt and enter into other transactions, which could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the credit agreement governing our senior secured credit facility contains restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments. To the extent new debt is added to our current debt levels, the substantial leverage risks described in the preceding two risk factors would increase.

We operate in a highly competitive industry, and others may have greater financial resources to compete effectively.

The market for workers’ compensation insurance services is highly competitive. Competition in our business is based on many factors. In competing to offer our services to insurance carriers, we compete based on pricing, quality and scope of available services, underwriting practices, reputation and reliability, ability to reduce claims expenses, customer service and general experience. In competing to place business on behalf of our carrier partners, competition is also based on the product offerings, premium pricing and financial strength, ratings and reputation of our carrier partners. In some cases, our competitors may offer lower priced products or services than we do. If our competitors offer more competitive prices, payment plans, services or commissions to independent retail agencies, we could lose our market share or have to reduce our prices in order to maintain our market share, which would adversely affect our profitability. If we are unable to reduce claims expenses for our carrier partners or otherwise demonstrate the value of our services to our partners and clients, we could lose our market share or be forced to offer lower priced services to maintain our market share. Our competitors are national and regional insurance companies that provide services similar to ours through in-house capabilities or separate divisions, and other workers’ compensation insurance agencies and service providers, many of which are significantly larger and possess considerably greater financial, marketing and other resources than we do. As a result of this scale, they may be able to capitalize on lower expenses to offer more competitive pricing.

In policyholder services, we believe we compete with numerous national wholesale agents and brokers, as well as insurance companies that sell directly to clients. In claims administration services, we compete with numerous businesses of varying sizes that offer claims management, cost containment, and/or other services that are similar to those that we offer. With respect to our insurance carrier clients in particular, we also compete with insurance companies that service their policies in-house rather than outsourcing to a provider like us. In all of the services we provide, we also compete with numerous smaller market participants that may operate in a particular geographic area or segment of the market, or offer only a particular service.

Many of our competitors are multi-line carriers that can provide workers’ compensation insurance and related services at a loss in order to obtain other lines of business at a profit. While we believe our outsourcing services could offer an attractive alternative to such multi-line carriers, it may be difficult for us and our carrier partners to compete with such carriers if they continue to service their policies in-house at a loss. If we are unable to compete effectively, our business, financial condition and results of operations could be materially adversely affected.

We compete on the basis of the quality of our outcome-driven service model, and our failure to continue to perform at high levels could adversely affect our business.

We believe our ability to deliver demonstrable value and help our clients generate cost savings through our proprietary SWARM process and other cost containment services is a key competitive advantage. As we grow, whether organically or through acquisitions, we may expand into different geographic regions or service policies in different industries and risk classes. We will also need to adapt to regulatory and technological changes over time. If we are unable to adapt our processes and services as necessary to maintain our historical performance levels in terms of claims processing and closure rates as a result of this growth and change, it could adversely affect our client relationships and ability to earn and retain business.

Our business is dependent on the efforts of our senior management and other key employees who leverage their industry expertise, knowledge of our markets and services and relationships with independent retail agencies that sell the insurance products of our carrier partners.

We believe our success will depend in substantial part upon our ability to attract and retain qualified executive officers and other skilled employees who are knowledgeable about our business and strategy. We rely substantially on the services of our executive management team and other key employees, including Mr. Mariano, our founder, Chairman, President and Chief Executive Officer, who, as of December 31, 2015, beneficially owned 51.2% of the outstanding shares of our common stock and, after giving effect to the issuance of the 3,250,000 shares issuable upon exercise of the Series A warrants held by the selling stockholders, the issuance of 3,065,862 shares we estimate to be issuable upon exercise of the Series B warrants held by the selling stockholders based on the 10-day volume-weighted average stock price ending on January 29, 2016 of $5.99 and the consummation of the transactions contemplated by the Stock Back-to-Back Agreement (as described in “Private Placement of Common Stock and Warrants”), will beneficially own 28.7%. Although we are not aware of any planned departures or retirements of any member of our senior management team, if we were to lose the services of one or more such members, our business, financial condition and results of operations could be adversely affected.

Our success will also depend on our ability to attract and retain highly-qualified personnel to operate our claims management and cost containment services. We believe that our ability to deliver a high-quality and cost-effective claims management solution through our proprietary SWARM process is a key competitive advantage, and experienced and knowledgeable managers and personnel are an important component of this process. If we are unable to attract and retain such managers and personnel on satisfactory terms, especially as we grow our business, our performance and results of operations could be adversely affected.

We are reliant on our information processing systems and any failure or inadequate performance of these systems could have a material adverse effect on our business, financial condition and results of operations.

Our business relies on information systems to provide effective and efficient service to our carrier partners and other clients, process claims, and timely and accurately report results to carriers. In particular, our IE system plays a pivotal role in all aspects of the services we provide, which can range from the issuance of new policies on behalf of carrier partners, to the administration and adjudication of claims. We made a significant investment in this system and deployed it in August 2013 as our primary system, and we believe it is a key factor in our ability to provide a comprehensive range of services to our carrier partners and to differentiate ourselves from our competitors in all aspects of our business. However, we have only used IE as our primary system since August 2013 and we cannot be certain that we will not experience interruptions or other system failures in the future, or that the system will meet our performance expectations and that of our carrier partners and independent retail agencies, although we have not experienced significant interruptions or issues to date.

An interruption of our access to, or failure in the performance of, our IE system or our other information technology, telecommunications or other systems could significantly impair our ability to perform essential services on a timely basis. If sustained or repeated, such an interruption or failure could result in a deterioration of our ability to process new and renewal business, provide customer service, manage and investigate claims in a timely and cost-effective manner or perform other necessary business functions. Any of the foregoing could result in a loss of confidence by our carrier partners or otherwise adversely affect our relationships with them. In addition, we expect that a considerable amount of our future growth will depend on our ability to process and manage claims data more efficiently and to provide more meaningful healthcare information to clients and payors of healthcare services and expenses. If we experience such interruptions or failures, or if the IE system does not provide the benefits we anticipate or support our future growth, we could be required to invest significant funds in the upgrade, modification or repair of the system.

Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure, or damage caused by fire, tornadoes, lightning, electrical power outage, or other disruption could have a material adverse effect on our business, financial condition and results of operations. Although we have disaster recovery procedures in place and insurance to protect against such contingencies, we cannot be sure that insurance or these services will continue to be available, cover all our losses or compensate us for the possible loss of clients occurring during any period that we are unable to provide business services.

In addition, while we have developed proprietary customizations for the IE system, there can be no assurance that others have not developed or will not develop similar or superior technologies.

Cyber-attacks or other security breaches involving our computer systems or the systems of one or more of our clients, independent retail agencies or vendors could materially and adversely affect our business.

We manage a large amount of highly sensitive and confidential consumer information including personally identifiable information, protected health information and financial information, and are subject to regulatory requirements regarding data security. Our systems, including our IE system, like others in the insurance services industry, are vulnerable to cyber security risks, and we are subject to potential disruption caused by cyber-attacks on our systems. Such attacks may have various goals, from seeking confidential information to causing operational disruption. Although to date such activities have not resulted in material disruptions to our operations or, to our knowledge, breach of any security or confidential information, and we have taken, and continue to take, actions to protect the security and privacy of our information, no assurance can be provided that such disruptions or breach will not occur in the future. In addition, in the event that new data security laws are implemented, or our carrier partners or other clients determine to impose new requirements on us relating to data security, we may not be able to timely comply with such requirements, or such requirements may not be compatible with the current processes employed by our IE system. Any significant violations of data privacy and failure to timely implement required changes could result in the loss of business, litigation, regulatory investigations, penalties or negative publicity that could damage our reputation with existing or potential carrier partners and clients and adversely affect our business.

If we infringe on the proprietary rights of others, our business operations may be disrupted, and any related litigation could be time consuming and costly.

Third parties may claim that we have violated their intellectual property rights. Any such claim, with or without merit, could subject us to costly litigation and divert the attention of key personnel. To the extent that we violate a patent or other intellectual property right of a third party, we may be prevented from operating our business as planned, and we may be required to pay damages, to obtain a license, if available, to use the right or to use a non-infringing method, if possible, to accomplish our objectives. The cost of such activity could have a material adverse effect on our business.

We are, and may become, party to lawsuits or other claims that could adversely impact our business.

In the normal course of our business, we are named as a defendant in suits by insureds or claimants contesting decisions by us or our clients with respect to the settlement of claims. There can be no assurance that additional lawsuits will not be filed against us. There also can be no assurance that any such lawsuits will not have a disruptive impact upon the operation of our business, and that the defense of the lawsuits will not consume the time and attention of our senior management and financial resources or that the resolution of any such litigation will not have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Common Stock and This Offering

The trading price of our common stock may decline, and you may not be able to resell shares of our common stock at prices equal to or greater than the price you paid or at all.

The trading price of our common stock may decline for many reasons, some of which are beyond our control, including, among others:

•	our results of operations and financial condition;

•	changes in expectations as to our future results of operations and prospects, including financial estimates and projections by securities analysts and investors;

•	results of operations that vary from those expected by securities analysts and investors;

•	developments in the workers’ compensation, insurance or healthcare industries; additions and departures of key personnel;

•	strategic decisions by us, our carrier partners, our other clients or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	changes in applicable laws and regulations;

•	changes in accounting principles;

•	announcements of claims against us by third parties;

•	future sales of our common stock by us, significant stockholders or our directors or executive officers;

•	short sales of our common stock by market participants due to the sales of shares upon the exercise of warrants;

•	changes in workers’ compensation insurance premium rates or levels or the frequency or severity of claims;

•	changes in general market and economic and labor market conditions;

•	volatile and unpredictable developments, including man-made, weather-related and other natural disasters, catastrophes or terrorist attacks in the geographic regions in which we operate; and

•	increased competition, or the performance, or the perceived or anticipated performance, of our competitors.

In addition, the stock market in general, including recently, has experienced significant volatility that often has been unrelated to the operating performance of companies whose shares are traded. These market fluctuations could adversely affect the trading price of our common stock, regardless of our actual operating performance. As a result, the trading price of our common stock may be less than the public offering price, and you may not be able to sell your shares at or above the price you pay to purchase them, or at all. Further, we could be the subject of securities class action litigation due to any such stock price volatility, which could divert management’s attention and adversely affect our results of operation.

Our founder, Chairman, President and Chief Executive Officer owns a significant percentage of our outstanding capital stock and will be able to influence stockholder and management decisions, which may conflict with your interests as a stockholder.

As of December 31, 2015, Mr. Mariano, our founder, Chairman, President and Chief Executive Officer, beneficially owned 51.2% of the outstanding shares of our common stock and, after giving effect to the issuance of the 3,250,000 shares issuable upon exercise of the Series A warrants held by the selling stockholders, the issuance of 3,065,862 shares we estimate to be issuable upon exercise of the Series B warrants held by the selling stockholders based on the 10-day volume-weighted average stock price ending on January 29, 2016 of $5.99 and the consummation of the transactions contemplated by the Stock Back-to-Back Agreement, will beneficially own

28.7%. As a result of his ownership position, Mr. Mariano may have the ability to significantly influence matters requiring stockholder approval, including, without limitation, the election or removal of directors, mergers, acquisitions, changes of control of our company and sales of all or substantially all of our assets. In addition, because he is also our Chief Executive Officer, he will have significant influence in our management and affairs. This control may delay, deter or prevent acts that may be favored by our other shareholders, as the interests of Mr. Mariano may not always coincide with the interests of our other shareholders. In particular Mr. Mariano owns substantially all of the outstanding equity of Guarantee Insurance Group, the parent company of Guarantee Insurance. As such, we cannot assure you all of our transactions with Guarantee Insurance will be on the same terms as those available with unaffiliated third parties or that the affiliation will not impact otherwise impact our actions in a manner that is adverse to us or our stockholders. See “Risks Related to Our Business—Our relationship with Guarantee Insurance may create conflicts of interest, and we cannot be certain that all our transactions with Guarantee Insurance will be conducted on the same terms as those available from unaffiliated third parties.” Although Mr. Mariano is no longer a board member or officer of Guarantee Insurance Group or Guarantee Insurance, and we have implemented a related party transaction policy, we cannot provide assurance that he will not be influenced by his interest in Guarantee Insurance Group and seek to cause us to take courses of action that might involve risks to our other shareholders or adversely affect us or our other shareholders. In addition, this concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with a significant shareholder.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market could cause the market price for our common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of December 31, 2015, we had a total of 28,127,284 shares of common stock outstanding. The 8,315,700 shares sold in our initial public offering are, and, following the resale of shares of common stock after the effectiveness of the registration statement of which this prospectus forms a part, the 10,348,794 shares issued or issuable upon exercise of the warrants of the selling stockholders will be, freely tradable without restriction or further registration under the Securities Act, except that any such shares held by our affiliates, as that term is defined under Rule 144 under the Securities Act (“Rule 144”), including our directors, executive officers and other affiliates may be sold only in compliance with the limitations of Rule 144.

8,908,575 shares will be “restricted securities” within the meaning of Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144. Under Rule 144, restricted securities may be sold in the open market subject to satisfying certain requirements including holding period, the availability of current public information about our company and, in the case of affiliates, volume limitations and manner of sale.

We have authorized and reserved a total of 2,824,968 shares for issuance under our 2014 Omnibus Incentive Plan. As of December 31, 2015, we have granted 1,930,374 shares of our common stock under outstanding equity awards under our 2014 Omnibus Incentive Plan and an aggregate of 583,942 shares of common stock remain available for future issuance under such plan. Any common stock that we issue, including under our 2014 Omnibus Incentive Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by investors of our common stock. We have filed a registration statement on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our 2014 Omnibus Incentive Plan. Accordingly, shares registered under such registration statement will be available for sale in the open market.

Pursuant to the stockholders agreement, dated as of November 27, 2013, among us, Mr. Mariano, Mr. Del Pizzo, and PennantPark Investment Corporation and certain of its affiliates (the “PennantPark Entities”) (as amended and restated on January 5, 2015 in connection with our initial public offering, the “Stockholders Agreement”), and the warrants described under “Description of Capital Stock—Warrants,” Mr. Del Pizzo has registration rights with respect to 168,590 shares of our common stock that he holds. In connection with our initial public offering, we entered into a new registration rights agreement with Mr. Mariano. This agreement provides him with an unlimited number of “demand” registrations as well as customary “piggyback” registration rights with respect to shares he beneficially owns from time to time. In addition, we issued an aggregate of 753,335 shares of our common stock, of which 94,451 shares are held in escrow as part of the consideration paid for the acquisition of Global HR, and have granted registration rights in respect of such shares to their holders. The stockholders party to the agreements discussed in this paragraph have waived their rights under the applicable agreement. See “Item 13. Certain Relationships and Related Party Transactions and Director Independence—Stockholders Agreement” in our annual report on Form 10-K for the year ended December 31, 2014. Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities. In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

There is an increased potential for short sales of our common stock due to the sales of shares issued upon exercise of warrants, which could materially affect the market price of the stock.

Downward pressure on the market price of our common stock that likely will result from sales of our common stock issued in connection with an exercise of warrants could encourage short sales of our common stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As the selling stockholders exercise their warrants, we issue shares to the exercising selling stockholders, which such selling stockholders may then sell into the market. Such sales could have a tendency to depress the price of the stock, which could increase the potential for short sales.

We may have to pay registration delay payments to the selling stockholders, which would increase our expenses and reduce our cash resources.

In connection with the private placement as described in “Private Placement of Common Stock and Warrants,” we entered into a registration rights agreement. Under the terms of the registration rights agreement, subject to certain limited exceptions, if the registration statement of which this prospectus forms a part has not been declared effective within the time periods specified in the registration rights agreement or we otherwise fail to comply with certain provisions set forth in the registration rights agreement, we will be required to pay the investors 1.0% of the amount invested for each 30-day period (or a pro rata portion thereof) during which such failure continues. There can be no assurance that the registration statement of which this prospectus forms a part will be declared effective by the SEC or will remain effective for the time periods necessary to avoid payments. Any payment would increase our expenses and reduce our cash resources.

Certain provisions of the New Series A Warrants (as defined below) and New Series B Warrants (as defined below) provide for preferential treatment to the holders of the warrants and could impede a sale of our company.

The New Series A Warrants and New Series B Warrants give each holder the option to require us to redeem these warrants upon a change in control transaction by paying cash based on a Black-Scholes valuation of the warrants. In addition, upon any going-private transaction, holders are entitled to receive a cash payment that is the greater of the Black-Scholes value of the warrants and the consideration they would have received had they exercised their warrants and received shares of common stock in full immediately prior to such transaction. The method of calculating the Black-Scholes value includes the requirement to calculate the Black-Scholes value using the greater of volatility of 50% and 30 day volatility for certain trading periods. The cash payment could be greater than the consideration that our other equity holders would receive in a change in control transaction. The provisions of the New Series A Warrants and New Series B Warrants could make a change in control transaction more expensive for a potential acquirer and could negatively impact our ability to pursue and consummate such a transaction.

Because we currently have no plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We currently do not expect to pay any cash dividends on our common stock. We currently intend to retain any additional future earnings to finance our operations and growth. Any future determination to pay cash dividends or other distributions on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operation results, capital requirements, and contractual, regulatory and other restrictions, including restrictions contained in the senior secured credit facility or agreements governing any existing and future outstanding indebtedness we or our subsidiaries may incur, on the payment of dividends by us or by our subsidiaries to us, and other factors that our board of directors deems relevant. See “Dividend Policy.”

As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate, or we may require additional funds to pursue acquisition or expansion opportunities. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders may experience dilution. Our board is authorized to issue preferred stock which could have rights and preferences senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock, diluting their interest or being subject to rights and preferences senior to their own.

If securities analysts do not publish research or reports about our business or if they downgrade or provide negative outlook on our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade or provide negative outlook on our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of our business or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, our stockholders may not have access to certain information that they may deem important.

The JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period, and, as a result, our financial statements may not be comparable to those of companies that comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not emerging growth companies.

We may take advantage of these provisions until we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of (i) the end of the fiscal year following the fifth anniversary of our intial public offering, (ii) the last day of the fiscal year in which our annual gross revenues exceed $1.0 billion, (iii) the last day of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have incurred, and will continue to incur, increased costs, and are subject to additional regulations and requirements as a result of being a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We have also incurred and will continue to incur costs associated with the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, and related rules implemented by the SEC. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These rules and regulations have increased, and will increase, our legal and financial compliance costs and make some activities more time-consuming and costly. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and material adverse effect on our business, financial condition, results of operations or prospects.

We intend to evaluate our internal controls over financial reporting in order to allow management to report on our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, and rules and regulations of the SEC thereunder, which we refer to as “Section 404.” Our internal control over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act. In particular, we have not yet established and adopted all of the formal policies, processes and practices related to financial reporting that will be necessary to comply with Section 404. Such policies, processes and practices are important to ensure the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization. The process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting. During the course of our testing, we may identify deficiencies, which we may not be able to remediate in time to meet the deadline imposed by Sarbanes-Oxley Act for compliance with the requirements of Section 404. So long as we are an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404.

Based on an analysis performed in connection with the preparation of our combined financial statements as of and for the year ended December 31, 2013, a material weakness was identified in connection with the incorrect classification of certain warrants outstanding as equity rather than debt. However, these warrants were reclassified as a liability in the financial statements as of and for the years ended December 31, 2013 and December 31, 2014. This weakness has been remediated, including through the hiring of additional staff and additional procedures as part of our financial statement close process.

If we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We are not currently required to furnish a report on our internal control over financial reporting pursuant to the SEC’s rules under Section 404. We expect that these rules will apply to us when we file our Annual Report on Form 10-K for our fiscal year ending in December 2015, which we will be required to file in March 2016. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. We may also need to upgrade our systems, implement additional financial and management controls, reporting systems and procedures or hire additional accounting and finance staff. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions, stock exchange delisting or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. This could harm our reputation and cause us to lose existing clients or fail to gain new clients and otherwise negatively affect our financial condition, results of operations and cash flows. In addition, we have incurred costs, and may be required to incur further costs, in improving our internal control system and the hiring of additional personnel.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

•	a classified board of directors with staggered three-year terms;

•	the ability of our board of directors to issue, and determine the rights, powers and preferences of, one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•	the removal of directors only for cause and in certain circumstances only upon the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class; and

•	that certain provisions may be amended in certain circumstances only by the affirmative vote of at least 80% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Further, as a Delaware corporation, we are also subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

See “Description of Capital Stock.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, strategies, assumptions, future revenues or performance, financing needs, business trends or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the risks and uncertainties set forth under “Risk Factors.”

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

The following description is a summary and is qualified in its entirety by reference to the Securities Purchase Agreement, the Exchange Agreement, the forms of the New Warrants, the Stock Back-to-Back Agreement and the registration rights agreement (all as defined below), which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

On December 13, 2015 we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Steven M. Mariano, the President and Chief Executive Officer of the company, and the selling stockholders pursuant to which the selling stockholders purchased (i) 2,500,000 shares of our common stock from Steven M. Mariano, for an aggregate purchase price of approximately $30 million, and (ii) 666,666 shares of our common stock, warrants to purchase up to an aggregate of 2,083,333 shares of our common stock (the “Old Series A Warrants”) and prepaid warrants for 1,000,000 shares of our common stock (the “Old Series B Warrants” and, together with the Old Series A Warrants, the “Old Warrants”), for an aggregate purchase price of approximately $20 million. In addition, we entered into an agreement (the “Stock Back-to-Back Agreement”) with Steven M. Mariano, pursuant to which, upon the exercise of the Old Warrants, we would purchase a number of shares of our common stock owned by Steven M. Mariano equal to 60% of the shares to be issued in connection with the exercise by the selling stockholders of the Old Warrants.

In connection with the Securities Purchase Agreement, on December 13, 2015 we entered into a registration rights agreement with the selling stockholders pursuant to which we provided the selling stockholders with registration rights to register the purchased shares and the shares issuable upon exercise of the Old Warrants, subject to penalties and other customary provisions.

On December 23, 2015 we entered into several rescission and exchange agreements (collectively, the “Exchange Agreement”) with Steven M. Mariano and the selling stockholders pursuant to which (i) we and the selling stockholders rescinded the sale and purchase of 666,666 shares of our common stock and prepaid warrants for 1,000,000 shares of our common stock and (ii) we exchanged the Old Series A Warrant for new warrants to purchase up to an aggregate of 3,250,000 shares of our common stock (the “New Series A Warrants”), and the Old Series B Warrant for new prepaid warrants to purchase a number of shares that the holder could purchase at a price equal to 90% of the lowest 10-day volume-weighted average stock price during the period commencing on February 1, 2016 through and including the Adjustment Time (as defined in the New Series B Warrants) less the number of shares such holder purchased, in each case subject to adjustments and limitations pursuant to their terms (the “New Series B Warrants” and, together with the New Series A Warrants, the “New Warrants”). Based on the 10-day volume-weighted average stock price ending on January 29, 2016 of $5.99, we estimate that 3,065,862 shares of our common stock would be issuable upon exercise of the New Series B Warrants. In addition, we and Steven M. Mariano amended the Stock Back-to-Back Agreement, pursuant to which, upon the exercise of the New Warrants, we would purchase a number of shares of our common stock owned by Steven M. Mariano equal to 100% of the shares to be issued in connection with the exercise by the selling stockholders of the New Warrants, resulting in no dilution for our existing shareholders.

The New Series A Warrants are exercisable at an exercise price of the lesser of (i) $10.00 and (ii) 85% of the market price of the shares (as defined in the New Warrants), from July 1, 2016 to December 31, 2020. The New Series B Warrants are exercisable at an exercise price of $0.01 from December 16, 2015 to December 31, 2020. The exercise price of the New Warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

In addition, the Exchange Agreement amended the registration rights agreement to provide the selling stockholders with registration rights to register the shares issuable upon exercise of the New Warrants, subject to penalties and other customary provisions. We also entered into an amendment to our existing credit agreement to permit these transactions under the covenants included therein.

On December 23, 2015, we also entered into a Voting Agreement with Steven M. Mariano, pursuant to which Steven M. Mariano agreed to vote in favor of issuances of shares of common stock in the event that, as a result of an increase in the number of shares that may be purchased upon exercise of the New Warrants to the Adjusted Share Amount (as defined in the New Warrants), such number of shares would exceed the Exchange Cap (as defined in the New Warrants).

Pursuant to the Securities Purchase Agreement, the Exchange Agreement and the registration rights agreement, as amended by the Exchange Agreement, we are registering 10,348,794 shares of our common stock under the Securities Act, which includes 7,848,794 shares of common stock issuable upon exercise of the New Warrants held by the selling stockholders.

USE OF PROCEEDS

We are registering these shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered by this prospectus. The net proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholders. Upon the exercise of the warrants, however, we will receive the exercise price of the warrants, as described in “Private Placement of Common Stock and Warrants.” Such proceeds from the exercise of warrants will be used to purchase a number of shares of our common stock owned by Steven M. Mariano, the President and Chief Executive Officer of the company, equal to 100% of the shares to be issued in connection with the exercise by the selling stockholders of the warrants, resulting in no dilutive effect for our existing shareholders.

MARKET PRICE OF OUR COMMON STOCK

Our common stock began trading publicly on the NYSE under the symbol “PN” on January 16, 2015. Prior to that time, there was no public market for our common stock.

The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NYSE:

	High	Low
2015:
First quarter(1)	$14.37	$11.02
Second quarter	$18.50	$12.60
Third quarter	$19.32	$14.98
Fourth quarter	$16.28	$6.21
2016:
First quarter (through February 5, 2016)	$7.16	$4.98

(1)	Represents the period from January 16, 2015, the date on which our common stock first began to trade on the NYSE after pricing our initial public offering, through March 31, 2015, the end of our first quarter.

A recent reported closing price for our common stock is set forth on the cover page of this prospectus. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. As of December 31, 2015, there were approximately 37 holders of record of our common stock. This number does not include beneficial owners who shares are held of record by banks, brokers and other financial institutions.

DIVIDEND POLICY

While we have no current plans to pay dividends on our common stock, we will continue to evaluate the cash generated by our business and we may decide to pay a dividend in the future. Any future determinations relating to our dividend policies and the declaration, amount and payment of any future dividends on our common stock will be at the sole discretion of our board of directors and, if we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

Because we are a holding company with limited direct operations of our own, our ability to pay dividends in the future depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of the respective jurisdictions of organization of our operating subsidiaries, or restrictions contained in the senior secured credit facility or agreements governing any existing and future outstanding indebtedness we or our subsidiaries may incur, and restrictions contained in any other agreements of us or our subsidiaries. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Senior Secured Credit Facility” in our annual report on Form 10-K for the year ended December 31, 2014.

In addition, under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, our capital, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency has been repaired.

MANAGEMENT

Executive Compensation

Summary Compensation Table

The following table summarizes compensation for the years ended December 31, 2015 and 2014 earned by our principal executive officer and our two other most highly-compensated executive officers. These individuals are referred to as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
Steven M. Mariano	2015	—	700,000	—	—	—	700,000
President and Chief Executive Officer	2014	—	—	—	—	—	—

Thomas Shields Executive Vice President, Chief Financial Officer, Treasurer	2015	395,000	242,072	988,232	1,976,464	12,000	3,613,768

Christopher A. Pesch Executive Vice President, General Counsel, Chief Legal Officer and Secretary	2015	435,000	700,483	2,050,300	—	31,451	3,217,234

(1)	The amounts reported represent the named executive officer’s base salary earned during the fiscal year covered.
(2)	For Mr. Mariano, includes a special one-time bonus paid on December 30, 2015. For Mr. Shields, includes payments under the Acquisition Incentive Plan of $92,072 and a discretionary bonus payment of $150,000. For Mr. Pesch, includes a special one-time bonus of $300,000 paid on July 1, 2015 pursuant to his employment agreement, payments under the Acquisition Incentive Plan (as discussed below) of $338,983 and a discretionary bonus payment of $61,500.
(3)	Represents the grant date fair value of time-vesting restricted stock granted to Mr. Shields and restricted stock granted to Mr. Pesch computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), using the assumptions discussed in Note 8, “Stock-Based Compensation” of the unaudited consolidated financial statements for the quarterly period ended March 30, 2015 incorporated by reference in this prospectus. See “Description of Equity Awards” below.
(4)	Represents the grant date fair value of time-vesting stock options computed in accordance with ASC Topic 718, using the assumptions described in footnote (3) above. See “Description of Equity Awards” below.

Narrative Disclosure to Summary Compensation Table

Senior Management Agreements

Mr. Mariano, Mr. Shields and Mr. Pesch entered into an employment agreement with us on December 31, 2014, January 5, 2015 and September 8, 2014, respectively. The terms of Messrs. Mariano’s and Pesch’s employment agreements are substantially the same, but for differences in title, role, and as otherwise described below.

The term of Mr. Mariano’s employment agreement continues through December 31, 2017, with automatic renewals for successive 12 month periods. Mr. Mariano receives an annual base salary of $1.00 subject to review by our compensation committee on an annual basis. Mr. Mariano is eligible to earn an annual bonus as determined by our compensation committee and is entitled to participate in, and receive awards under, any long-term incentive plan maintained by the Company, in each case, as determined by our compensation committee.

The initial term of Mr. Shields’ employment agreement began on September 8, 2014 and continues upon the earlier to occur of (i) Mr. Shields’ death, (ii) a termination by reason of disability, (iii) a termination with or without cause (as defined in his employment agreement) and (iv) a termination by Mr. Shields with or without good reason (as defined in his employment agreement). Mr. Shields’ employment agreement provides for an initial base salary of not less than $395,000, subject to increases as may be approved by the compensation committee. The employment agreement also provides that Mr. Shields is eligible to earn (i) an annual incentive bonus of not less than 100% of his base salary; (ii) a signing bonus of $50,000, which was payable during the first pay period of Mr. Shields’ full-time employment and (iii) with respect to our 2014 fiscal year, a bonus of not less than $130,000, with the actual amount to be based on achievement of applicable performance objectives. Additionally, the employment agreement provides the following perquisites: (i) an automobile allowance of $1,000 per month and (ii) eight (8) months’ rent for a corporate apartment to be used by Mr. Shields and his family. Mr. Shields also received a grant of 70,588 shares of restricted stock and (b) 141,176 stock options, each vesting one-third (1/3) annually over three (3) years subject to Mr. Shields’ continued employment. Mr. Shields is also eligible to receive additional stock and/or option grants at the discretion of the Board.

The term of Mr. Pesch’s employment agreement continues through December 31, 2017, with automatic renewals for successive 12 month periods. Mr. Pesch’s employment agreement provides for an initial base salary of not less than $435,000, subject to increases as determined by the Board or the compensation committee from time to time. The employment agreement also provides that Mr. Pesch is eligible to earn (i) an annual incentive bonus in an amount determined by the Board or the compensation committee in the first ninety (90) days of the fiscal year; (ii) a signing bonus of $200,000, which was paid within ten days of the effective date of the employment agreement and (iii) a special one-time bonus of $300,000 that was paid on July 1, 2015. Additionally, the employment agreement provides Mr. Pesch with the following perquisites: (i) reimbursement for the initiation fee and membership dues for one private country club (with a tax gross-up payment for the initiation fee) and (ii) an automobile allowance of $1,500 per month (with a tax gross-up payment). Mr. Pesch is also eligible to receive additional stock and/or option grants at the discretion of the Board, including options in an amount equal to one-half of one percent of the outstanding capital stock of our company within one year of the effective date of his employment agreement or upon our initial public offering. As discussed below in “Description of Equity Awards”, Mr. Pesch received a grant of restricted stock upon our initial public offering.

Each of Messrs. Mariano, Shields and Pesch are eligible to receive severance payments under the terms of their respective employment agreements following certain terminations of employment, subject to post-termination restrictive covenants. For a complete description of the terms of the post-termination payments and benefits under the amended employment agreements, see “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2015

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2015.

	Grant Date	Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas Shields	1/15/15	—	141,176	—	14.00	1/15/25
	1/15/15						70,588	473,645	—	—

(1)	Reflects outstanding unvested time-vesting stock options. One-third of the time-vesting stock options vest annually over a three-year period that begins on January 15, 2016. See “Description of Equity Awards” below for a description of the vesting terms of the stock options upon certain terminations of employment.

(2)	The expiration date shown is the normal expiration date occurring on the tenth anniversary of the grant date. Options may terminate earlier in certain circumstances, such as in connection with an NEO’s termination of employment.
(3)	Reflects outstanding unvested time-vesting restricted stock. One-third of the time-vesting restricted stock vest annually over a three-year period that begins on January 15, 2016. See “Description of Equity Awards” below for a description of the vesting terms of the restricted stock upon certain terminations of employment.
(4)	Shares are valued based on the $6.71 closing price per share of our common stock on December 31, 2015, as reported by the New York Stock Exchange.

Description of Equity Awards

Neither Mr. Mariano nor Mr. Pesch had any outstanding equity awards at December 31, 2015.

On January 15, 2015, we granted Mr. Shields with an award consisting of (x) 141,176 time-vesting stock options and (y) 70,588 shares of time-vesting restricted stock. Subject to Mr. Shields’ continued employment with us, one-third of these stock options and restricted stock vest each year over a three-year period that begins on January 15, 2016. Generally, in the event Mr. Shields’ employment is terminated, all unvested stock options and restricted stock will be forfeited, except that if Mr. Shields’ employment is terminated (i) without cause during the 24 month period following a change in control of our company or (ii) due to Mr. Shields’ death or disability, the stock options and restricted stock will become fully vested. Following Mr. Shields’ termination of employment, vested stock options will remain exercisable until (i) in the case of a termination for Cause, the date of his termination, (ii) in the case of a termination due to death or disability, one year thereafter, and (iii) in the case of any other termination, 90 days thereafter, provided that, in each case, such exercise period does not extend beyond the original ten-year term of the stock option.

On January 15, 2015, Mr. Pesch received a grant of restricted stock under our 2014 Plan. Mr. Pesch’s award consisted of 146,450 shares of restricted stock, which fully vested on July 14, 2015, 180 days following our initial public offering.

Non-Equity Incentive Plan Compensation

For the year ended December 31, 2014, the Board evaluated our performance on a periodic basis in consultation with certain of our named executive officers. The Board did not establish a formal annual bonus plan for fiscal year 2014.

Acquisition Incentive Plan under the 2014 Omnibus Incentive Plan

On February 11, 2015, our compensation committee adopted the Acquisition Incentive Plan, a cash-based sub-plan adopted under our 2014 Plan to motivate our executive officers and key employees to grow the business through one or more Acquisitions (as defined below) and to promote the retention of such individuals in the company. Pursuant to the plan, the plan administrator has broad authority to designate participants in the plan, determine the terms and conditions of payment of awards under the plan and establish, amend, suspend, terminate or waive any terms or conditions in accordance with the plan. Our Chief Executive Officer is designated as the plan administrator, except that, with respect to the grant or payment of awards to any executive officer of the company (including our Chief Executive Officer), the compensation committee will be the plan administrator. In addition, the compensation committee may designate, from time to time, another committee or officer of the company to be the plan administrator.

Under the plan, on or prior to the closing date of any acquisition by the company or any of its subsidiaries (whether by merger, equity sale, sale of assets or other business combination of the voting or economic interests of any person or business, or subsidiary, division or the assets thereof, but excluding an acquisition that results in a change in control of the company) (each, an “Acquisition”), the plan administrator will establish a bonus pool in accordance with the formula set forth in the plan (which ranges from 1% to 5% of the aggregate consideration paid, or payable, by or on behalf of the company in the Acquisition, whether in the form of cash, stock, debt securities, or otherwise, the “Deal Size”), select participants who will receive an award and determine their allocation of the bonus pool, in its sole discretion (and in consultation with the Executive Vice President of Mergers and Acquisitions). The plan administrator has the discretion to determine the deal size relating to any Acquisition (including, without limitation, whether contingent payouts based upon “earn-outs”, amounts placed into escrow or the principal amount of all indebtedness assumed by the company in connection with an Acquisition will be included in such determination). The awards granted to participants under this plan are payable in cash in a lump sum (unless otherwise determined by the plan administrator) on the first payroll date following the closing of an Acquisition (but in no event more than 60 days following such closing); provided that, in the event that the acquired entity, assets or business relating to an Acquisition does not meet or exceed certain target performance measures, objectives or metrics (set by the plan administrator in its discretion, in connection with the entry into or consummation of such Acquisition), then the plan administrator may (i) require repayment of up to 50% of the proceeds of any award paid to the participant in respect of such Acquisition (the “clawback amount”) or (ii) to the extent the participant is employed with us and eligible to participate in the Plan, reduce (including down to zero) such participant’s allocation of any future award in connection with any future Acquisition by the clawback amount.

The compensation committee may amend, alter, suspend, waive or terminate the plan at any time, except that no amendment, alteration, suspension, waiver, discontinuance or termination occurring after the closing date of any Acquisition can adversely affect the rights of a participant with respect to any unpaid bonus without such participant’s written consent. The plan will remain in effect until the date the compensation committee terminates the plan or the date the 2014 Plan is amended, restated or terminated. The obligations of the company for the payment of awards under the plan are unfunded and unsecured.

In 2015, Mr. Shields and Mr. Pesch received $92,072 and $338,983, respectively, under the Acquisition Incentive Plan.

Other Bonuses

On December 30, 2015, Mr. Mariano received a special one-time bonus of $700,000, which was granted by the board of directors in recognition of his efforts and performance over the course of the year. On February 2, 2016, the Board approved a discretionary one-time bonus of $150,000 to Mr. Shields in recognition of his performance in 2015. In determining the bonus amount, the Board considered Mr. Shields’ effectiveness and contribution to the Company over the course of the year. On July 1, 2015, Mr. Pesch received a special one-time bonus of $300,000, in accordance with the terms of his employment agreement. Mr. Pesch also received a discretionary bonus of $61,500 in 2015 in recognition of his effectiveness and contribution to the Company over the course of the year. See “—Narrative Disclosure to Summary Compensation Table—Senior Management Agreements.”

Potential Payments upon Termination or Change in Control

Steven M. Mariano

Pursuant to the terms of Mr. Mariano’s employment agreement as amended, upon a termination of his employment by us without cause or by Mr. Mariano with good reason, subject to each of his execution and the effectiveness of a general release of claims, and subject to continued compliance with the restrictive covenants contained in his employment agreement, Mr. Mariano will be entitled to the following severance benefits: (i) a lump sum cash severance payment equal to 200% of the sum Mr. Mariano’s annual salary plus an amount equal to his average annual bonus over the three preceding fiscal years (except that if such termination of Mr. Mariano’s employment occurred within 24 months following a change in control or within six (6) months prior to a change in control, at the request of a participant in the potential acquisition, Mr. Mariano will instead receive an enhanced lump sum cash severance payment equal to 300% of the sum of his annual salary plus average annual bonus over the three preceding fiscal years) and (ii) if continuation of coverage under COBRA is elected by Mr. Mariano, reimbursement for the full cost of coverage under our group health plans for Mr. Mariano and his eligible dependents for a period of 18 months. In the event any payments to Mr. Mariano are subject to excise taxes under Section 4999 of the Internal Revenue Code, such payments will be either paid in full or reduced to a lesser amount which would not result in the imposition of such excise taxes, whichever results in a greater after-tax amount to Mr. Mariano.

Thomas Shields

Pursuant to the terms of Mr. Shields’ employment agreement, upon a termination of employment by us without cause or by Mr. Shields with good reason, subject to his execution and the effectiveness of a general release of claims, and subject to continued compliance with the restrictive covenants contained in his employment agreement, Mr. Shields will be entitled to a pro-rated portion of the annual bonus for the year of his termination based on actual achievement of performance objectives, a severance payment equal to 100% of the sum of his annual salary and target annual bonus at the time of termination payable in twelve (12) monthly installments (except that if such termination of Mr. Shields’ employment occurred within twelve (12) months following a change in control (as defined in the applicable employment agreement) or six (6) months prior to a change in control, Mr. Shields will instead receive enhanced severance equal to 200% of the sum of his annual salary and target annual bonus at the time of termination, payable in twenty-four (24) monthly installments) and Company-subsidized continuation of health coverage under COBRA during the period that severance is paid (or until Mr. Shields is eligible for health coverage under a subsequent employer’s plan, if earlier). In the event any payments to Mr. Shields are subject to excise taxes under Section 4999 of the Internal Revenue Code, such payments will be reduced to a lesser amount which would not result in the imposition of such excise taxes, if such reduction results in Mr. Shields retaining a greater after-tax amount than if he received the full unreduced amount and paid all taxes (including the excise taxes) due.

Christopher Pesch

Pursuant to the terms of Mr. Pesch’s employment agreement, upon a termination of employment by us without cause or by Mr. Pesch with good reason, subject to his execution and the effectiveness of a general release of claims, and subject to continued compliance with the restrictive covenants contained in his employment agreement, Mr. Pesch will be entitled to (i) a lump-sum severance payment equal to 100% of the sum of (x) Mr. Pesch’s annual salary at the time of termination (or, if greater, prior to the occurrence of good reason) and (y) the average bonus for the three (3) fiscal years preceding Mr. Pesch’s termination and (ii) continuation of Company-provided group health plan coverage, at the same level and cost applicable to Mr. Pesch immediately prior to his termination, until the second anniversary of the termination of his employment, except that if such termination of Mr. Pesch’s employment occurred within twelve (12) months following a change in control (as defined in his employment agreement) or six (6) months prior to a change in control, Mr. Pesch will instead receive enhanced severance equal to (i) a lump sum payment of 200% of the sum of (x) Mr. Pesch’s annual salary at the time of termination (or, if greater, prior to the occurrence of good reason) and (y) the average bonus for the three (3) fiscal years preceding Mr. Pesch’s termination and (ii) continuation of Company-provided group health plan coverage, at the same level and cost applicable to Mr. Pesch immediately prior to his termination, until the second anniversary of the termination of his employment. In the event any payments to Mr. Pesch are subject to excise taxes under Section 4999 of the Internal Revenue Code, such payments will be reduced to a lesser amount which would not result in the imposition of such excise taxes.

Restrictive Covenants

Upon any termination of employment for any reason, Messrs. Mariano, Shields’ and Pesch employment agreements each provide for restrictions on the disclosure of confidential information and trade secrets and disparaging the Company, and for a period of 12 months (or (i) in the case of Mr. Mariano, 24 months and (ii) in the case of Mr. Shields, the period that he receives severance payments, if longer) following the date of termination of employment covenants restricting them from engaging in competitive activities and soliciting our employees and clients.

Retirement Plan

Through a plan administered by Guarantee Insurance Group, our employees participate in a qualified contributory retirement plan established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers all employees, including our named executive officers, who may contribute a portion of their eligible compensation to the plan subject to statutory limits imposed by the Internal Revenue Code. Subject to meeting the minimum contribution requirements under the plan, we provide for matching contributions of 50% of employee contributions up to the first 6% of employee contributions. We plan to adopt a similar retirement plan for our employees in connection with this offering.

Patriot National, Inc. 2014 Omnibus Incentive Plan

On January 15, 2015, our board of directors and stockholders adopted the 2014 Plan.

Purpose

The purpose of our 2014 Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.

Administration

Our 2014 Plan is administered by our compensation committee, or a subcommittee thereof, or if no such committee or subcommittee exists, our board of directors (as applicable, the “Committee”). The Committee is authorized to designate participants in and determine the terms and conditions of awards under the 2014 Plan; interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in our 2014 Plan and any instrument or agreement relating to, or any award granted under, our 2014 Plan; establish, amend, suspend, or waive any rules and regulations in our 2014 Plan; and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of our 2014 Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Unless otherwise expressly provided in our 2014 Plan, all designations, determinations, interpretations, and other decisions under or with respect to our 2014 Plan or any award or any documents evidencing awards granted pursuant to our 2014 Plan are within the sole discretion of the Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award, and any of our stockholders.

Shares Subject to our 2014 Plan

Our 2014 Plan provides that the total number of shares of common stock that may be issued under our 2014 Plan is 2,824,968 (the “Absolute Share Limit”). Of this amount, the maximum number of shares that may be issued in the aggregate pursuant to the exercise of incentive stock options is equal to the Absolute Share Limit; and the maximum number of shares of common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $500,000 in total value. Except for substitute awards (as described below), in the event any award terminates, lapses, or is settled without the payment of the full number of shares subject to such award, including as a result of net settlement of the award or as a result of the award being settled in cash, the undelivered shares may be granted again under our 2014 Plan, unless the shares are surrendered after the termination of our 2014 Plan, and only if stockholder approval is not required under the then-applicable rules of the exchange on which the shares of common stock are listed. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as “substitute awards”), and such substitute awards shall not be counted against the total number of shares that may be issued under our 2014 Plan, except that substitute awards intended to qualify as “incentive stock options” shall count against the limit on incentive stock options described above. No award may be granted under our 2014 Plan after the tenth anniversary of the effective date (as defined therein), but awards theretofore granted may extend beyond that date.

Options

The Committee may grant non-qualified stock options and incentive stock options, under our 2014 Plan, with terms and conditions determined by the Committee that are not inconsistent with our 2014 Plan; provided, that all stock options granted under our 2014 Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards) and not less than 110% for incentive stock options granted to employees who own shares representing more than 10% of the voting power of all classes of shares, and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as an incentive stock option, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under our 2014 Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of common stock is prohibited by our insider trading policy (or “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash or its equivalent at the time the stock option is exercised; (ii) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Committee; or (iii) by such other method as the Committee may permit in its sole discretion, including, without limitation, (A) in other property having a fair market value on the date of exercise equal to the purchase price, (B) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased or (C) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price and all applicable required withholding taxes. Any fractional shares of common stock will be settled in cash. In connection with this offering we expect to issue stock options to purchase 1,030,591 shares of common stock, some of which will be issued to certain named executive officers.

Stock Appreciation Rights

The Committee may grant stock appreciation rights, with terms and conditions determined by the Committee that are not inconsistent with our 2014 Plan. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the strike price per share, times (ii) the number of shares of common stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the Committee at the time of grant but in no event may such amount be less than the fair market value of a share of common stock on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards).

Restricted Shares and Restricted Stock Units

The Committee may grant restricted shares of our common stock or restricted stock units, representing the right to receive, upon the expiration of the applicable restricted period, one share of common stock for each restricted stock unit, or, in its sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our common stock, subject to the other provisions of our 2014 Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of common stock, including, without limitation, the right to vote such restricted shares of common stock (except, that if the lapsing of restrictions with respect to such restricted shares of common stock is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such restricted shares of common stock will be retained, and delivered without interest to the holder of such shares when the restrictions on such shares lapse). Restricted stock units issued to employees in connection with the closing of this offering are scheduled to vest in three annual installments. Upon the vesting of any such units and the issuance of shares thereunder, Mr. Mariano will have a proxy to vote, or act by written consent with respect to, such shares until the earliest to occur of (i) the termination of employment of the individual who was granted such restricted stock units, (ii) sale of such shares to a third party, (iii) the date of our change in control and (iv) the date Mr. Mariano ceases to be our Chief Executive Officer.

Other Stock-Based Awards and Other Cash-Based Awards

The Committee may issue unrestricted common stock, rights to receive grants of awards at a future date, or other awards denominated in shares of common stock (including, without limitation, performance shares or performance units or other awards denominated in cash, including, without limitation, cash bonuses), under our 2014 Plan, either alone or in tandem with other awards, with terms and conditions determined by the Committee that are not inconsistent with our 2014 Plan.

Performance Compensation Awards

The Committee may also designate any award as a “performance compensation award” intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee has sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply. The performance criteria that will be used to establish the performance goals may be based on the attainment of specific levels of our performance (and/or one or more affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and are limited to specific criteria enumerated in our 2014 Plan.

Effect of Certain Events on 2014 Plan and Awards

In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spinoff, combination, repurchase or exchange of our shares of common stock or other securities, issuance of warrants or other rights to acquire our shares of common stock or other securities, or other similar corporate transaction or event (including, without limitation, a change in control, as defined in our 2014 Plan) that affects the shares of common stock, or (ii) unusual or nonrecurring events affecting us or any affiliate, including changes in applicable rules, rulings, regulations or other requirements the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Committee must, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable to any or all of: (A) the share limits applicable under our 2014 Plan with respect to the number of awards which may be granted thereunder; (B) the number of our shares of common stock or other securities which may be issued in respect of awards or with respect to which awards may be granted under our 2014 Plan and (C) the terms of any outstanding award, including, without limitation: (1) the number of shares of common stock or other securities subject to outstanding awards or to which outstanding awards relate, (2) the exercise price or strike price with respect to any award or (3) any applicable performance measures. Without limiting the foregoing, except as may otherwise be provided in an applicable award agreement, in connection with any Adjustment Event, the Committee may, in its discretion, provide for any one or more of the following: (i) providing for a substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (ii) cancelling any one or more outstanding awards and causing to be paid to the holders holding vested awards (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of common stock received or to be received by other holders of our stock in such event), including, without limitation, in the case of options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof.

Nontransferability of Awards

An award may be exercisable only by a participant during the participant’s lifetime, or, if permissible under applicable law, by the participant’s legal guardian or representative. An award will not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any affiliate. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfer to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination

Amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to our 2014 Plan or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under our 2014 Plan (except for adjustments in connection with certain corporate events) or (iii) it would materially modify the requirements for participation in our 2014 Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award shall not to that extent be effective without such individual’s consent.

The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively, subject to the consent of the affected participant if any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination would materially and adversely affect the rights of any participant with respect to such award; provided that without stockholder approval, except as otherwise permitted in our 2014 Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right; (ii) the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or stock appreciation right and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Dividends and Dividend Equivalents

The Committee in its sole discretion may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) options or stock appreciation rights or (ii) unearned performance compensation awards or other unearned awards subject to performance conditions (other than or in addition to the passage of time) (although dividends or dividend equivalents may be accumulated in respect of unearned awards and paid after such awards are earned and become payable or distributable).

Clawback/Forfeiture

An award agreement may provide that the Committee may in its sole discretion cancel such award if the participant, while employed by or providing services to us or any affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or nondisclosure covenant or agreement or otherwise has engaged in or engages in other detrimental activity that is in conflict with or adverse to our interests or the interests of any affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. Without limiting the foregoing, all awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

Director Compensation

The following table provides summary information concerning the compensation of the current members of our board of directors for the year ended December 31, 2015. The compensation paid to Steven M. Mariano, who is our President and Chief Executive Officer, is presented in the section entitled “Executive Compensation” below.

Name	Fees Earned or Paid in Cash (US$)	Stock Awards (US$)(1)	All Other Compensation ($)(2)	Total (US$)
John R. Del Pizzo	60,000	60,000	25,000	145,000
Austin J. Shanfelter	60,000	60,000	25,000	145,000
Quentin P. Smith	60,000	60,000	25,000	145,000
Charles H. Walsh	60,000	60,000	25,000	145,000

(1)	The amounts reported reflect the aggregate grant date fair value of restricted stock awards granted during fiscal year 2015, calculated in accordance with ASC Topic 718, utilizing the closing price of our common stock on March 2, 2015, the date of grant.
(2)	The amounts reported reflect a one-time cash bonus awarded to the non-management directors.

For the year ended December 31, 2015, each of our non-management directors was entitled to director compensation of (i) a cash retainer of $60,000, payable quarterly and (ii) an equity award of $60,000 under our 2014 Plan. On March 2, 2015, we granted 4,438 shares of restricted stock to each of our non-management directors. Such shares became fully vested on April 13, 2015. In addition, on February 2, 2016, the Board approved a one-time cash bonus of $25,000 and a one-time equity award of stock options with an aggregate exercise price of $25,000 to each of our non-management directors, in recognition of efforts taken by the Board in 2015 as the board of directors of a newly public company. The $25,000 cash bonus is reflected in the Director Compensation table set forth above. The award of stock options, which vested in full on the date of grant, will be reported with respect to each of the directors for the 2016 fiscal year. Each of our non-management directors were also reimbursed for reasonable travel and related expenses associated with attendance at board or committee meetings.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those previously sold to the selling stockholders and those issuable to the selling stockholders upon exercise of the warrants. For additional information regarding the issuance of common stock and the warrants, see “Private Placement of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the common stock and the warrants issued pursuant to the Securities Purchase Agreement and the Exchange Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock and warrants, as of December 31, 2015, assuming exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take into account any limitations on exercise of the warrants set forth therein.

In accordance with the terms of the registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock sold in connection with the Securities Purchase Agreement (ii) the maximum number of shares of common stock issuable upon exercise of the New Series A Warrants and (iii) 150% of the maximum number of shares of common stock issuable upon exercise of the New Series B Warrants, in each case, determined as if the outstanding warrants were exercised in full (without regard to any limitations on exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% (the “4.99% Blocker”). The number of shares in the second column does not reflect these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
CVI Investments, Inc.	2,504,638	(2)	4,656,957	—
Hudson Bay Master Fund Ltd	2,504,638	(3)	4,656,957	—
Alto Opportunity Master Fund, SPC	556,587	(4)	1,034,880	—

(1)	This table is based upon information supplied by the selling stockholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
(2)

Includes (i) 1,125,000 shares of common stock and (ii) 1,379,638 shares of common stock we estimate to be issuable upon exercise of the Series B warrants held based on the 10 day volume-weighted average stock price ending on January 29, 2016 of $5.99, without regard to the 4.99% Blocker. Excludes 1,462,500 shares of common stock issuable upon exercise of the Series A warrants held, without regard to the 4.99% Blocker, which Series A warrants are not exercisable until July 1, 2016. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.
(3)	Includes (i) 1,125,000 shares of common stock and (ii) 1,379,638 shares of common stock we estimate to be issuable upon exercise of the Series B warrants held based on the 10 day volume-weighted average stock price ending on January 29, 2016 of $5.99, without regard to the 4.99% Blocker. Excludes 1,462,500 shares of common stock issuable upon exercise of the Series A warrants held, without regard to the 4.99% Blocker, which Series A warrants are not exercisable until July 1, 2016. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd is c/o Hudson Bay Capital Management, L.P., 777 Third Avenue, 30th Floor, New York, NY 10017.
(4)	Includes (i) 250,000 shares of common stock and 306,587 shares of common stock we estimate to be issuable upon exercise of the Series B warrants held based on the 10 day volume-weighted average stock price prior to January 29, 2016 of $5.99, without regard to the 4.99% Blocker. Excludes 325,000 shares of common stock issuable upon exercise of the Series A warrants held, without regard to the 4.99% Blocker, which Series A warrants are not exercisable until July 1, 2016. Tenor Capital Management Company, L.P., the investment manager to Alto Opportunity Master Fund, SPC, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC and may be deemed to be the beneficial owner of these shares. Robin Shah, in his capacity as partner of Tenor Capital Management Company, L.P., may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC. Alto Opportunity Master Fund, SPC and Mr. Shah each disclaim any beneficial ownership of these shares. The address of Alto Opportunity Master Fund, SPC is c/o Tenor Capital Management Company, L.P., 1180 Avenue of Americas, Suite 1940, New York, NY 10036.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are currently issued or outstanding. Unless our board of directors determines otherwise, all shares of our capital stock are issued in uncertificated form. As of December 31, 2015, we had 28,127,284 total shares and warrants in respect of 6,315,863 shares of common stock issued and outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights, other than as described under “—Warrants” and “Item 13. Certain Relationships and Related Party Transactions and Director Independence—Stockholders Agreement” in our annual report on Form 10-K for the year ended December 31, 2014. There will be no redemption or sinking fund provisions applicable to the common stock.

All shares of our common stock that will be outstanding upon consummation of this offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange on which our securities are listed, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the powers, preferences, rights, qualifications, limitations and restrictions of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of our common stock might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of the shares of common stock. In addition, rights of holders of our common stock will be subject to the powers, preferences and rights of holders of our preferred stock that we may authorize and issue in the future. For example, the terms of our future preferred stock may restrict dividends on our common stock, dilute the voting power of our common stock or subordinate the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the shares of common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

On December 23, 2015, we entered into a voting agreement with Steven M. Mariano, as stockholder of the company, pursuant to which Steven M. Mariano has agreed to vote in favor of issuances of shares of common stock in the event that, as a result of an increase in the number of shares of common stock issuable upon exercise of the New Warrants due to an adjustment in the number of shares pursuant to the terms of the New Warrants, such number of shares of common stock would exceed the number of shares which may be issued without stockholder approval pursuant to the NYSE listing requirements referenced above.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons whose interests align with current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Warrants

The PennantPark Entities hold warrants to purchase an aggregate of 144,855 shares of our common stock at an exercise price of $2.67 per share, which were issued in connection with and as part of the consideration for the Initial Tranche and Additional Tranche of the PennantPark Loan Agreement and were exercised in full on November 24, 2015.

As described in “Selling Stockholders,” the selling stockholders hold warrants to purchase shares of our common stock. The New Series A Warrants are exercisable to purchase up to an aggregate of 3,250,000 shares of our common stock at an exercise price of the lesser of (i) $10.00 and (ii) 85% of the market price of the shares (as defined in the New Warrants), from July 1, 2016 to December 31, 2020, subject to adjustments and limitations pursuant to their terms. The New Series B Warrants are exercisable to purchase a number of shares that the holder could purchase at a price equal to 90% of the lowest 10-day volume-weighted average stock price during the period commencing on February 1, 2016 through and including the Adjustment Time less the number of shares such holder purchased, subject to adjustments and limitations pursuant to their terms, at an exercise price of $0.01 from December 16, 2015 to December 31, 2020. The exercise price of the New Warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. See “Private Placement of Common Stock and Warrants.”

Forum Selection Clause

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock of the corporation will be deemed to have notice of and consented to the forum selection clause.

Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer or, for so long as Mr. Mariano continues to beneficially own at least 40% of the total voting power of all the then outstanding shares of our capital stock, by Mr. Mariano. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to make, amend, alter, change, add to or repeal our bylaws without the assent or vote of our stockholders and that our stockholders may only amend our bylaws, for so long as Mr. Mariano continues to beneficially own at least 40% of the total voting power of all the then outstanding shares of our capital stock, with the approval of a majority of the voting power of all the then outstanding shares of our capital stock, and, from and after the date on which Mr. Mariano ceases to beneficially own at least 40% of the total voting power of all the then outstanding shares of our capital stock, with the approval of 80% or more of all of the outstanding shares of our capital stock entitled to vote thereon.

In addition, the provisions of our amended and restated certificate of incorporation providing for a classified board of directors may be amended, altered, changed, added to, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, for so long as Mr. Mariano continues to beneficially own at least 40% of the total voting power of all the then outstanding shares of our capital stock, with the approval of a majority of the voting power of all the then outstanding shares of our capital stock and, from and after the date on which Mr. Mariano ceases to beneficially own at least 40% of the total voting power of all the then outstanding shares of our capital stock, with the approval of 80% or more of all of the outstanding shares of our capital stock entitled to vote thereon.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Mr. Mariano beneficially owns less than 40% in voting power of the stock of our company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our company entitled to vote thereon, voting together as a single class. In addition, our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when Mr. Mariano beneficially owns less than 40% in voting power of the stock of our company entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our company’s amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that, from and after the date on which Mr. Mariano ceases to beneficially own at least 40% of the total voting power of all the then outstanding shares of our capital stock, any action required or permitted to be taken by our stockholders may not be effected by consent in writing by such stockholders unless such action is recommended by all directors then in office.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

However, our amended and restated certificate of incorporation provides that in the event Mr. Mariano ceases to beneficially own at least 5% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, Section 203 could have an anti-takeover effect with respect to certain transactions our board of directors does not approve in advance. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, Section 203 also could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, any director who is not employed by us or his or her affiliates will have no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity, unless such corporate opportunity is expressly offered to such person in his or her capacity as a director or officer of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NYSE under the symbol “PN.”

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)).

A “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you and owners of your equity, if applicable, if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Distributions, if any, on our common stock will generally constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of common stock, and, to the extent it exceeds such adjusted basis, as gain from the disposition of such common stock. Dividends, if any, paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or a fixed base) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock that wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or a fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter), although such gain generally will not be subject to United States federal income tax if (1) our common stock is regularly traded on an established securities market and (2) the non-U.S. holder does not hold, and at no time during the period described above did such non-U.S. holder hold, more than 5% of our outstanding common stock, directly or indirectly, actually or constructively.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under graduated United States federal income tax rates in the same manner as if it were a United States person as defined under the Code. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or at such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information returns must be sent to the IRS and to each non-U.S. holder in connection with payments of dividends to such holder and the tax withheld, if any, with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury (generally on IRS Form W-8BEN or Form W-8BEN-E) that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder’s United States federal income tax liability and may entitle a non-U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Section 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock, and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “nonfinancial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Such withholding could apply regardless of whether the foreign financial institution or nonfinancial foreign entity receives payments in its capacity as an intermediary or for its own account. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously sold and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. Upon the exercise of the warrants, however, we will receive the exercise price of the warrants, as described in the section entitled “Private Placement of Common Stock and Warrants.” We will bear all fees and reasonable expenses incident to our obligation to register the shares of common stock, other than underwriting discounts and commissions.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date this registration statement is declared effective by the SEC;

•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $150,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that we have agreed to reimburse legal expenses of the selling stockholders only up to $10,000 and provided further that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and for the selling stockholders by Mr. Pesch, our Executive Vice President, General Counsel, Chief Legal Officer and Secretary.

EXPERTS

The combined financial statements and schedule of Patriot National, Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated by reference in this prospectus and in the registration statement have been so incorporated by reference in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Patriot Care Holdings, Inc. (f/k/a MCRS Holdings, Inc.) as of and for each of the years ended December 31, 2013 and 2012 incorporated by reference in this prospectus and the related registration statement have been so incorporated by reference in reliance on the report of Mayer Hoffman McCann P.C., independent auditors, also incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Global HR Research LLC as of and for the year ended December 31, 2014 incorporated by reference in this prospectus and the related registration statement have been so incorporated by reference in reliance on the report of Goldstein Schechter Koch, P.A., an independent registered public accounting firm, also incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, you should refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We also make additional information available on our corporate website at www.patnat.com. The information contained on our website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file reports and other information with the SEC. The registration statement, reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330 . The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information that we file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Information furnished under Item 2.02 or Item 7.01 of our current reports on Forms 8-K and 8-K/A are not incorporated by reference in this prospectus. We incorporate by reference the documents listed below.

•	our annual report on Form 10-K for the year ended December 31, 2014;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	our information statement on Schedule 14-C filed with the SEC on October 28, 2015;

•	our current reports on Forms 8-K and 8-K/A filed with the SEC on January 22, 2015, February 2, 2015, February 5, 2015, April 1, 2015, April 8, 2015, April 20, 2015, April 27, 2015, May 26, 2015, June 3, 2015, June 18, 2015, July 9, 2015, July 21, 2015, August 17, 2015, August 24, 2015, October 5, 2015, October 14, 2015, November 24, 2015, December 14, 2015, December 15, 2015, December 23, 2015, January 26, 2016, January 28, 2016 and February 8, 2016.

•	the financial statements of PCM as of and for each of the years ended December 31, 2013 and 2012 and as of and for the six months ended June 30, 2014 and 2013, contained in our Registration Statement on Form S-1/A, filed with the SEC on January 14, 2015.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida 33301

(954) 670-2900

Attention: Christopher A. Pesch

cpesch@patnat.com

Copies of certain information filed by us with the SEC, including our annual report and quarterly reports, are also available on our website at ir.patnat.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

10,348,794 Shares

Common Stock

Prospectus

March 24, 2016